EXECUTION COPY

CREDIT AGREEMENT

dated as of
November 30, 2010

Among

ROLLER BEARING COMPANY OF AMERICA, INC.,
as Borrower,

RBC BEARINGS INCORPORATED,
as Holdings,
(Guarantor)

THE LENDERS NAMED HEREIN,
as Lenders,

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, the Swing Line Lender and LC Issuer,

J.P.  MORGAN SECURITIES LLC
as Co-Lead Arranger and Joint Book Runner

KEYBANK NATIONAL ASSOCIATION
as Co-Lead Arranger, Joint Book Runner and Syndication Agent,

and

BANK OF AMERICA, N.A.  and WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

$150,000,000 Secured Credit Facility

5.13	Environmental Matters	69
5.14	Compliance with ERISA	69
5.15	Investment Company Act, Certain Other Laws	70
5.16	Insurance	70
5.17	Security Interests	70
5.18	True and Complete Disclosure	70
5.19	Defaults	71
5.20	Status of Holdings	71
5.21	Anti-Terrorism Law Compliance	71
Section 6	AFFIRMATIVE COVENANTS	71
6.1	Reporting Requirements	71
6.2	Books, Records and Inspections	75
6.3	Insurance	75
6.4	Payment of Taxes and Claims	76
6.5	Corporate Franchises	76
6.6	Good Repair	76
6.7	Compliance with Statutes, etc.	77
6.8	Compliance with Environmental Laws	77
6.9	Certain Subsidiaries to Join in Subsidiary Guaranty	78
6.10	Additional Security; Further Assurances	78
6.11	Casualty and Condemnation	80
6.12	Certain Post-Closing Obligations	80
Section 7	NEGATIVE COVENANTS	81
7.1	Changes in Business	81
7.2	Consolidation, Merger, Acquisitions, Asset Sales, etc.	81
7.3	Liens	82
7.4	Indebtedness	84
7.5	Investments and Guaranty Obligations	85
7.6	[Reserved]	87
7.7	Restricted Payments	87
7.8	Financial Covenants	88
7.9	Limitation on Certain Restrictive Agreements	88
7.10	Transactions with Affiliates	88
7.11	Plan Terminations, Minimum Funding, etc.	89
7.12	Modifications to Certain Agreements	89
7.13	Activities of Holdings	89
7.14	Anti-Terrorism Laws	89
Section 8	EVENTS OF DEFAULT	89
8.1	Events of Default	89
8.2	Remedies	91
8.3	Application of Certain Payments and Proceeds	92
Section 9	THE ADMINISTRATIVE AGENT AND OTHER AGENTS	93
9.1	Appointment	93
9.2	Delegation of Duties	93
9.3	Exculpatory Provisions	93
9.4	Reliance by Administrative Agent	94
9.5	Notice of Default	94

9.6	Non-Reliance	94
9.7	No Reliance on Administrative Agent’s Customer Identification Program	95
9.8	USA Patriot Act	95
9.9	Indemnification	95
9.10	The Administrative Agent in its Individual Capacity	96
9.11	Successor Administrative Agent	96
9.12	Other Agents	97
Section 10	GUARANTY	97
10.1	Guaranty by the Borrower	97
10.2	Additional Undertaking	97
10.3	Guaranty Unconditional	98
10.4	Waivers	99
10.5	Borrower Obligations to Remain in Effect; Restoration	99
10.6	Waiver of Acceptance, etc.	99
10.7	Subrogation	99
10.8	Effect of Stay	100
Section 11	MISCELLANEOUS	100
11.1	Payment of Expenses, etc.	100
11.2	Indemnification	100
11.3	Right of Setoff	101
11.4	Equalization	101
11.5	Notices	102
11.6	Successors and Assigns	104
11.7	No Waiver; Remedies Cumulative	107
11.8	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial	107
11.9	Counterparts	108
11.10	Integration	108
11.11	Headings Descriptive	108
11.12	Amendment or Waiver	109
11.13	Survival of Indemnities	111
11.14	Domicile of Loans	111
11.15	Confidentiality	111
11.16	Limitations on Liability of the LC Issuers	112
11.17	General Limitation of Liability	112
11.18	Lenders and Agent Not Fiduciary to Borrower, etc.	113
11.19	Survival of Representations and Warranties	113
11.20	Severability	113
11.21	Independence of Covenants	113
11.22	Interest Rate Limitation	113
11.23	Judgment Currency	114
11.24	USA Patriot Act	114

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C-1	Form of Parent Guaranty
Exhibit C-2	Form of Subsidiary Guaranty
Exhibit C-3	Form of Security Agreement
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Assignment Agreement
Exhibit H	Form of Designated Hedge Certificate
Exhibit I	Form of Perfection Certificate
Exhibit J	Form of Mortgage

SCHEDULES

Schedule 1	Lenders and Revolving Commitments
Schedule 2	Subsidiary Guarantors as of the Closing Date
Schedule 3	Existing Letters of Credit
Schedule 4	Existing Designated Hedge Agreements
Schedule 5	Corporate Information
Schedule 6	Litigation
Schedule 7	Permitted Liens
Schedule 8	Permitted Indebtedness
Schedule 9	Permitted Investments

THIS CREDIT AGREEMENT is entered into as of November 30, 2010 among the following:  (i) ROLLER BEARING COMPANY OF AMERICA, INC., a Delaware corporation (the “Borrower”); (ii) RBC BEARINGS INCORPORATED, a Delaware corporation (“Holdings”), (iii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (iv) JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (the “Administrative Agent”), the Swing Line Lender (as hereinafter defined) and an LC Issuer (as hereafter defined); (v) J.P.  MORGAN SECURITIES LLC., as co-lead arranger and joint bookrunner, (vi) KEYBANK NATIONAL ASSOCIATION, as co-lead arranger, joint bookrunner and syndication agent;  and(vi) BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A. as Co-Documentation Agents.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Section 1             DEFINITIONS AND TERMS

1.1	Certain Defined Terms.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interest of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Additional Mortgaged Property” has the meaning provided in Section 6.10(e).

“Additional Security Document” has the meaning provided in Section 6.10(a).

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Loan, the rate per annum equal to (i) the offered rate appearing on the relevant Page of the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that in the event that the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1 /16th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

“Adjusted Foreign Currency Rate” means with respect to each Interest Period for any Foreign Currency Loan, (i) the rate per annum equal to the offered rate appearing on the relevant Page of the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period for deposits in the applicable Designated Foreign Currency with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that in the event that the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in an amount equal to the amount of such Foreign Currency Loan in the applicable Designated Foreign Currency are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Administrative Agent Fee Letter” means the Fee Letter dated as of October 15, 2010 among the Borrower, J.P. Morgan Securities LLC and the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor.  A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the Borrower or any of its Subsidiaries.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, and (ii) the principal amount of Swing Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the principal amounts of all Revolving Loans made by all Revolving Lenders and outstanding at such time, and (ii) the aggregate amount of the LC Outstandings at such time.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” means:

(i)           On the Closing Date and thereafter until changed in accordance with the provisions set forth in this definition, the Applicable Commitment Fee Rate shall be 25.00 basis points;

(ii)          Commencing with the fiscal quarter of Holdings ending January 1, 2011, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Total Leverage Ratio:

Total Leverage Ratio	Applicable Commitment Fee Rate
Less than 0.50 to 1.00	25.00 bps
Greater than or equal to 0.50 to 1.00, but less than 1.75 to 1.00	30.00 bps
Greater than or equal to 1.75 to 1.00, but less than 2.75 to 1.00	35.00 bps
Greater than or equal to 2.75 to 1.00	40.00 bps

(iii)           Changes in the Applicable Commitment Fee Rate based upon changes in the Total Leverage Ratio shall become effective on the Business Day following the receipt by the Administrative Agent pursuant to Section 6.1(a) and Section 6.1(b), or Section 6.1(c), as the case may be, of the financial statements of Holdings for the Testing Period most recently ended, accompanied by a Compliance Certificate required pursuant to Section 6.1(d), demonstrating the computation of the Total Leverage Ratio.  Notwithstanding the foregoing, during any period when the Borrower has failed to timely deliver its financial statements referred to in Section 6.1(a), Section 6.1(b) or Section 6.1(c), accompanied by a Compliance Certificate required pursuant to Section 6.1(d) (and only until the delivery thereof), the Applicable Commitment Fee Rate shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Total Leverage Ratio at such time.  The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

“Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for purposes of this Agreement.  A Lender may have a different Applicable Lending Office for Base Rate Loans, Eurodollar Loans and Foreign Currency Loans.

“Applicable Margin” means:

(i)           On the Closing Date and thereafter, until changed in accordance with the following provisions, the Applicable Margin shall be (A) 50.00 basis points for Base Rate Loans, and (B) 150.00 basis points for Fixed Rate Loans;

(ii)          Commencing with the fiscal quarter of Holdings ending January, 2011, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Total Leverage Ratio:

Total Leverage Ratio	Revolving Loans that are Base Rate Loans	Revolving Loans that are Fixed Rate Loans
Less than 0.50 to 1.00	50.00 bps	150.00 bps
Greater than or equal to 0.50 to 1.00, but less than 1.75 to 1.00	75.00 bps	175.00 bps
Greater than or equal to 1.75 to 1.00, but less than 2.75 to 1.00	100.00 bps	200.00 bps
Greater than or equal to 2.75 to 1.00	125.00 bps	225.00 bps

(iii)         Changes in the Applicable Margin based upon changes in the Total Leverage Ratio shall become effective on the Business Day following the receipt by the Administrative Agent pursuant to Section 6.1(a) and Section 6.1(b), or Section 6.1(c), as the case may be, of the financial statements of Holdings for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 6.1(d), demonstrating the computation of the Total Leverage Ratio.  Notwithstanding the foregoing provisions, during any period when Holdings has failed to timely deliver its financial statements referred to in Section 6.1(a), Section 6.1(b) or Section 6.1(c), accompanied by a Compliance Certificate in accordance with Section 6.1(d) (and only until the delivery thereof), the Applicable Margin shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Total Leverage Ratio at such time.  The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit and that is administered, advised or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that advises, administers or manages a Lender.

“Asset Sale” means the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of the Borrower or any Subsidiary) by the Borrower or any Subsidiary to any Person of any of the Borrower’s or such Subsidiary’s respective assets, provided that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, or the abandonment or other disposition of any Intellectual Property that is no longer material to the business, (ii) the actual or constructive total loss of any property or the use thereof resulting from any Event of Loss, (iii) the sale of accounts receivable of insolvent Account Debtors for consideration of up to an aggregate of $1,000,000 since the Closing Date and (iv) any granting of a license of Intellectual Property in the ordinary course of business.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Authorized Officer” means (i) with respect to the Borrower, any of the following officers:  the Chairman, the President, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Treasurer, the Assistant Treasurer, the Secretary, the Assistant Secretary or the Controller, and (ii) with respect to any Subsidiary of the Borrower, the President, any Vice President, the Chief Financial Officer, the Chief Administrative Officer or the Treasurer of such Subsidiary or such other Person as is authorized in writing to act on behalf of such Subsidiary and is acceptable to the Administrative Agent.  Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

“Augmenting Lender” has the meaning provided in Section 2.2(b).

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services provided by any Lender or any of its Affiliates.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benefited Creditor” means, with respect to the Borrower Guaranteed Obligations pursuant to Section 10, each of the Administrative Agent, the Lenders, their applicable Affiliates, each LC Issuer and the Swing Line Lender and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Borrower Guaranteed Obligations” has the meaning provided in Section 10.1.

“Borrowing” means a Revolving Borrowing or the incurrence of a Swing Loan, as applicable.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Designated Foreign Currencies in the London interbank market or the principal financial center of the country in which payment or purchase of such Designated Foreign Currency can be made (and, if the Borrowings which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro).

“Capital Distribution” means a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of any Person or any of its Subsidiaries or as a dividend, return of capital or other distribution in respect of any of such Person’s or such Subsidiary’s Equity Interest.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means all obligations under Capital Leases of the Borrower or any of its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Cash Equivalents” means any of the following:

(i)           securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), and securities that are the direct obligations of any member state of the European Union or any other sovereign nation, which at the time of acquisition thereof, was not targeted for sanctions by the Office of Foreign Assets Control of the United States Department of the Treasury so long as the full faith of and credit of such nation is pledged in support thereof, in each case having maturities of not more than one year from the date of acquisition;

(ii)          Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic or foreign commercial bank (or U.S. branch thereof) having capital and surplus in excess of $250,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof or an equivalent rating from a comparable foreign rating agency (any such bank, an “Approved Bank”);

(iii)         with respect to Foreign Subsidiaries only, non-Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of an Approved Bank, in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 at any time;

(iv)         commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s or an equivalent rating from a comparable foreign rating agency, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s or an equivalent rating from a comparable foreign rating agency;

(v)          fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 90 days and covering securities described in clause (i) above;

(vi)         investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (v) above;

(vii)        investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(viii)      investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(ix)         investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (viii).

“Cash Proceeds” means, (i) with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by any Credit Party or any Subsidiary from such Asset Sale and (ii) with respect to any Event of Loss, the aggregate cash payments received by any Credit Party or any Subsidiary as a result of such Event of Loss.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” means:

(i)           the acquisition of ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), of shares representing more than 30% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Holdings;

(ii)          the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (A) nominated by the Board of Directors of Holdings nor (B) appointed by directors so nominated;

(iii)         the ceasing of Holdings to have, directly or indirectly, record and beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect) or control of 100% (on a fully-diluted basis, disregarding any director qualifying share ownership) of the combined Voting Power or economic benefit of the then outstanding equity interests of the Borrower (or any successor, by operation of law or otherwise, or assign thereof), other than as a result of a merger of Holdings into the Borrower in a transaction permitted by Section 7.2(b); or

(iv)         the ceasing of the Borrower to have record and beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect) or control of 100% (on a fully-diluted basis, disregarding any director qualifying share ownership) of the combined Voting Power or economic benefit of the then outstanding equity interests its Subsidiaries (or any successor, by operation of law or otherwise, or assign thereof), except as a result of the dissolution or merger of a Subsidiary in a transaction permitted pursuant to Section 7.2.

“Charges” has the meaning provided in Section 11.22.

“CIP Regulations” has the meaning provided in Section 9.7.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Closing Date” means November 30, 2010.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.  Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means the “Collateral” as defined in the Security Agreement, together with any other collateral (whether real property or personal property) covered by any Security Document.

“Collateral Access Agreement” shall mean each waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, assignee, customs broker, consignee, or other similar Person) in possession of any Collateral or any landlord of any Credit Party for any Real Property where any Collateral is located.

“Co-Lead Arranger” means each of J.P. Morgan Securities LLC and KeyBank National Association, in its capacity as Co-Lead Arranger.

“Commitment Fees” has the meaning provided in Section 2.10(a).

“Commitment Increase Request” has the meaning provided in Section 2.2(b).

“Commodities Equity Option Agreement” means an equity option contract purchased by the Borrower or any of its Subsidiaries from a securities intermediary in the ordinary course of business, and not for speculative purposes, as a means to hedge against price fluctuations in the raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrower and its Subsidiaries (it being understood and agreed that the use of open or naked calls shall by definition be deemed speculative).

“Commodities Hedge Agreement” means a commodities contract purchased by the Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrower and its Subsidiaries.

“Compliance Certificate” has the meaning provided in Section 6.1(d).

“Confidential Information” has the meaning provided in Section 11.15(b).

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) made by a Person and its Subsidiaries to acquire or lease (pursuant to a Capital Lease) fixed or capital assets, or additions to equipment (including replacements, capitalized repairs and improvements during such period), but excluding any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any Event of Loss to the extent such expenditure is made with, or subsequently reimbursed out of insurance proceeds, indemnity payments, condemnation awards (or payments in lieu of) or damage recovery proceeds relating to any Event of Loss; (ii) made pursuant to Section 7.2 or Section 7.5 hereof; (iii) made to the extent reimbursed by a third party or (iv) made with proceeds of Equity Issuances.

“Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of a Person and its Subsidiaries, all as determined for such Person and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, with respect to any Person, (i) Consolidated Net Income for such period, plus (without duplication) (ii) the aggregate amounts deducted in determining such Consolidated Net Income in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Expense, (d) restricted stock expense and stock option expense (but only to the extent deducted from the determination of Consolidated Net Income for such period), (e) non-cash charges as permitted in accordance with FAS 142, (f) the Consolidated EBITDA for any Person or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such Testing Period prior to the date of acquisition, so long as such Consolidated EBITDA is set forth in appropriate audited financial statements of such Person or other financial statements of such Person reasonably acceptable to the Administrative Agent, (g) write-off of deferred financing costs, (h) amortized debt discount, (i) losses from extraordinary items from such period, (j) any aggregate net loss during such period arising from the sale, exchange or other disposition or capital assets of such Person, (k) with the consent of the Administrative Agent (not to be unreasonably withheld), any non-recurring non-cash losses or charges, (l) with the consent of the Required Lenders (not to be unreasonably withheld), any non-recurring cash losses or charges, (m) any other non-cash losses or charges in respect of Hedge Agreements (including those resulting from the application of FAS 133), and (m) proceeds received from business interruption insurance, minus (without duplication) (iii) with respect to Holdings, the Consolidated EBITDA from any Asset Sale permitted under Section 7.2 and made during such period, with such pro forma adjustments to be (a) made as if such Asset Sale occurred on the first day of such period, and (b) supported by such financial information as is reasonably satisfactory to the Administrative Agent and (c) made only if agreed to in writing by the Administrative Agent, all as determined for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period, with respect to any Person, as determined on a consolidated basis and in accordance with GAAP, without duplication, the aggregate of (i) Consolidated Interest Expense (excluding, to the extent included therein, (a) original issue discount and (b) non-cash interest paid in the form of payment-in-kind notes), (ii) scheduled principal payments of principal with respect to Indebtedness during such period, (iii) payments on earn-outs to sellers in connection with Permitted Acquisitions, unless such earn-outs are deducted in the calculation of Consolidated EBITDA during the relevant period, (iv) the aggregate of all redemptions, purchases, retirements, defeasances, sinking fund or similar payments or acquisitions for value with respect to Indebtedness and (v) Capital Distributions paid in cash.  For purposes of this definition, when computing the Consolidated Fixed Charges of Holdings and its Subsidiaries, the following Consolidated Fixed Charges shall be excluded:  (a) the Consolidated Fixed Charges of any other Person prior to the date it became a Subsidiary of, or was merged into, Holdings or any Subsidiary of Holdings and (b) the Consolidated Fixed Charges of any other Person (other than a Subsidiary) in which Holdings has an ownership interest.

“Consolidated Funded Indebtedness” means, for any Person and its Subsidiaries on a consolidated basis and as determined in accordance with GAAP, without duplication, (i) the sum of all  Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Indebtedness under the Parent Equity-Linked Securities and the Obligations, and, without duplication, Indebtedness consisting of Guaranty Obligations of the foregoing of other Persons, minus (ii) Unrestricted Cash.  For purposes of this definition, when computing the Consolidated Funded Indebtedness of Holdings and its Subsidiaries, the following Indebtedness shall be excluded:  (a) the Indebtedness of any other Person prior to the date it became a Subsidiary of, or was merged into, Holdings or any Subsidiary of Holdings and (b) the Indebtedness of any other Person (other than a Subsidiary) in which Holdings has an ownership interest.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on Consolidated Net Income (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for any Person and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of a Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of such Person and its Subsidiaries, but excluding amortized debt discount and write off of deferred financing costs.

“Consolidated Net Income” means, with respect to any Person, for any period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, but excluding (i) extraordinary, unusual or non-recurring gains and losses, (ii) earnings, gains and losses resulting from any write-up or write-down of assets other than in the ordinary course of business, and (iii) the cumulative effect of a change in accounting principles.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Fixed Rate Loan for an additional Interest Period as provided in Section 2.9.

“Control Agreements” has the meaning set forth in the Security Agreement.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Copyright Security Agreement” shall mean each Copyright Security Agreement, executed by a Credit Party, in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Revolving Lenders shall make Revolving Loans to the Borrower, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Revolving Lender, (ii) the Swing Line Lender shall make Swing Loans to the Borrower under the Swing Line Facility pursuant to the Swing Line Commitment and (iii) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, and (ii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time.

“Credit Party” means Holdings,  the Borrower or any Subsidiary Guarantor.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.8(a)(i) and (ii) with respect to any other amount, a rate per annum equal to 2 per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.8(a)(i).

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its LC Participations or Swing Loan Participations or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and LC Participations and Swing Loan Participations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Foreign Currency” means Euros, Swiss Francs or any other currency (other than Dollars) approved in writing by the Administrative Agent and all of the Revolving Lenders and that is freely traded and exchangeable into Dollars.

“Designated Hedge Agreement” means (i) each of the Hedge Agreements identified on Schedule 4 hereto, and (ii) any other Hedge Agreement (other than a Commodities Hedge Agreement) to which the Borrower or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates is a counterparty that, pursuant to a Designated Hedge Certificate signed by the Administrative Agent (which the Administrative Agent agrees to sign upon the request of such Lender), has been designated as a Designated Hedge Agreement so that the Borrower’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Parent Guaranty, the Subsidiary Guaranty and the Security Documents to the extent the Parent Guaranty, the Subsidiary Guaranty and such Security Documents provide guarantees or security for creditors of the Borrower or any Subsidiary under Designated Hedge Agreements.

“Designated Hedge Certificate” means a certificate substantially in the form of Exhibit H hereto.

“Designated Hedge Creditor” means each Person that was a Lender or Affiliate of a Lender at the time such Person entered into any Designated Hedge Agreement as a counterparty to any Credit Party.

“Designated Hedge Obligations” means any and all obligations of the Borrower or any Subsidiary Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Designated Hedge Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Designated Hedge Agreement.

“Dollars” and the sign “$” each means lawful money of the United States.

“Dollar Equivalent” means, (i) with respect to any amount denominated in Dollars, such amount and (ii) with respect to a Foreign Currency Loan to be made, the Dollar equivalent of the amount of such Foreign Currency Loan, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date two Business Days before the date such Foreign Currency Loan is to be made, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on the date such Foreign Currency Loan is to be made, (iii) with respect to any Letter of Credit to be issued in any Designated Foreign Currency, the Dollar equivalent of the Stated Amount of such Letter of Credit, determined by the applicable LC Issuer on the basis of its spot rate at approximately 11:00 A.M. London time on the date two Business Days before the issuance of such Letter of Credit, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date of issuance, and (iv) with respect to any other amount not denominated in Dollars, and with respect to Foreign Currency Loans and Letters of Credit issued in any Designated Foreign Currency at any other time, the Dollar equivalent of such amount, Foreign Currency Loan or Letter of Credit, as the case may be, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date for which the Dollar equivalent amount of such amount, Foreign Currency Loan or Letter of Credit, as the case may be, is being determined, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“Eligible Assignee” means, with respect to any assignment to be made pursuant to Section 11.6(c) hereunder, (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) each LC Issuer in the case of an assignment of a Revolving Commitment, and (C) unless an Event of Default has occurred and is continuing, the Borrower; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any other Person that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demand letters, claims, liens, notices of non-compliance or violation or proceedings pursuant to or under any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party (A) seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or (B) arising from alleged injury or threat of injury to human health or the environment.

“Environmental Law” means any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, rule of common law now or hereafter in effect and in each case as amended, and any order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the protection of the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any applicable state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with any Credit Party, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.1.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of any property, or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

“Existing Credit Agreement” means the Credit Agreement, dated as of June 26, 2006, among the Borrower, Holdings, the lenders party thereto and KeyBank National Association, as Agent.

“Existing Letters of Credit” means, collectively, each of the letters of credit issued by KeyBank National Association or another Lender that are more fully described on Schedule 3 hereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.10.

“Financial Projections” has the meaning provided in Section 5.7(b).

“Financial Statements” means, collectively, (i) the audited consolidated and unaudited consolidating balance sheets of Holdings and its consolidated Subsidiaries for the fiscal year ended April 3, 2010, accompanied by the report thereon of Ernst & Young LLP, (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows and the related unaudited consolidating statements of income of Holdings and its consolidated Subsidiaries for the fiscal year of Holdings ended April 3, 2010, accompanied by the report thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries for the fiscal quarter ended October 2, 2010 and the related unaudited consolidated statements of income and of cash flows of Holdings and its consolidated Subsidiaries for the fiscal period then ended.

“Fixed Charge Coverage Ratio” means, with respect to any Person, for any Testing Period, the ratio of (i) Consolidated EBITDA of such Person minus Consolidated Capital Expenditures (other than that portion of Capital Expenditures not financed by Revolving Loans) and income taxes paid in cash to (ii) Consolidated Fixed Charges of such Person.

“Fixed Rate Loan” means any Eurodollar Loan or Foreign Currency Loan.

“Foreign Currency Exposure” means, at any time, the portion of the Aggregate Revolving Facility Exposure at such time that is denominated in any Designated Foreign Currency.

“Foreign Currency Loan” means each Revolving Loan denominated in a Designated Foreign Currency and bearing interest at a rate based upon the Adjusted Foreign Currency Rate.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“Primary Indebtedness”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such Primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such Primary Indebtedness or to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Indebtedness of the ability of the Primary Obligor to make payment of such Primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement, (iii) any Commodities Hedge Agreement or (iv) any Commodities Equity Option Agreement.

“Holdings” has the meaning specified in the first paragraph of this Agreement.

“Increasing Lender” has the meaning provided in Section 2.2(b).

“Indebtedness” of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money, which shall include, with respect to the Borrower, the Obligations; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, deter mined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person with respect to asset securitization financing; (x) all net obligations of such Person under Hedge Agreements; (xi) the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and (xii) all Guaranty Obligations of such Person; provided, however, that (y) neither trade payables, deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnitees” has the meaning provided in Section 11.2.

“Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization.  arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Interest Period” means, with respect to each Fixed Rate Loan, a period of one, two, three or six months (or, if available and agreed to by the Lenders, additional non-standard periods as selected by the Borrower); provided, however, that (i) the initial Interest Period for any Borrowing of such Fixed Rate Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Fixed Rate Loan may be selected that would end after the Revolving Facility Termination Date; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Fixed Rate Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period or, in the case of any Foreign Currency Loan, the Borrower shall be required to repay the same in full.

“Investment” means (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind; or (iv) any other contribution to the equity capital of a Person by another Person whether in the form cash or property.

“IP Security Agreements” shall mean the Copyright Security Agreements, the Patent Security Agreements and the Trademark Security Agreements.

“Intellectual Property” has the meaning provided in the Security Agreement.

“Judgment Amount” has the meaning provided in Section 11.23.

“Kulpsville Property” means owned Real Property of RBC Nice Bearings, Inc. located at 2060 Detwiler Rd., Kulpsville, Pennsylvania.

“LC Commitment Amount” means $35,000,000.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.10(b) or Section 2.10(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Issuer” means JPMCB or any of its Affiliates, or such other Lender that is requested by the Borrower and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that, solely with respect to the Existing Letters of Credit, Keybank National Association shall be an LC Issuer.

“LC Obligor” means, with respect to each LC Issuance, the Credit Party for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all outstanding Unpaid Drawings with respect to Letters of Credit.

“LC Participation” has the meaning provided in Section 2.4(g).

“LC Request” has the meaning provided in Section 2.4(b).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” has the meaning provided in Section 2.7(b).

 “Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

 “Lender Party” means the Administrative Agent, any LC Issuer, the Swing Line Lender or any other Lender.

“Letter of Credit” means (i) any Standby Letter of Credit issued by any LC Issuer under this Agreement pursuant to Section 2.4 for the account of any LC Obligor and (ii) any Existing Letter of Credit.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind, including, without limitation,  any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof.  For the avoidance of doubt:  (i) a UCC financing statement merely evidencing a security interest or a precautionary UCC filing evidencing an operating lease of personal property shall not be considered a Lien and (ii) a license of Intellectual Property also shall not be considered a Lien.

“Loan” means any Revolving Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Parent Guaranty, the Security Documents, the Administrative Agent Fee Letter and each Letter of Credit and each other LC Document.

“Loss” has the meaning provided in Section 11.23.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any or all of the following:  (i) any material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Credit Parties and their Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of Holdings, the Borrower or any other Credit Party to perform any of its material obligations under any of the Loan Documents to which it is a party; or (iii) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party.

“Material Indebtedness” means, as to any Credit Party or any of its Subsidiaries, (i) any particular Indebtedness of the Borrower or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $5,000,000 and (ii) any particular Indebtedness under any Designated Hedge Agreement or Banking Services Agreement.

“Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness.

“Maximum Foreign Currency Exposure Amount” means the Dollar Equivalent of $5,000,000 as such amount may be reduced pursuant to Section 2.11(c).

“Maximum Rate” has the meaning provided in Section 11.22.

“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $1,000,000, with minimum increments thereafter of $500,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), (ii) with respect to any Eurodollar Loan or Foreign Currency Loan, $3,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), with minimum increments thereafter of $1,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), and (iii) with respect to Swing Loans, $500,000, with minimum increments thereafter of $500,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean each mortgage, deed of trust, or other agreement which conveys or evidences a lien in favor of the Administrative Agent on Real Property of a Credit Party.

“Mortgage Policy” has the meaning provided in Section 4.1(xxiv)(B).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any Subsidiary of any Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan or a Single Employer Plan, to which any Credit Party or any Subsidiary of any Credit Party or any ERISA Affiliate, and one or more employers other than such Credit Party or a Subsidiary of such Credit Party or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which such Credit Party or a Subsidiary of such Credit Party or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means, (i) with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of (a) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale, and (b) incremental federal, state and local income taxes paid or payable as a result thereof and (ii) with respect to any Event of Loss, the Cash Proceeds resulting therefrom net of (a) reasonable and customary expenses incurred in connection with such Event of Loss, and other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated to be payable by such Person, as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, (b) amounts of any distributions payable to holders of minority interests in the relevant Person or in the relevant property or assets and (c) incremental income taxes paid or payable as a result thereof.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Non-Increasing Lender” has the meaning provided in Section 2.2(b).

“Non-Material Subsidiary” means any Subsidiary with total assets of less than $10,000,000.

“Note” means a Revolving Facility Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.5(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.9(b).

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.3(b).

“Notice Office” means, (i) if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Teresita Siao (Telecopy No. (312) 385-7096) and (B) in the case of Borrowings denominated in Designated Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of The Manager : Loan Agency (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 2 Corporate Drive, Shelton, Connecticut 06484, Attention of Scott Farquhar (Telecopy No. (203) 944-8495); (ii) if to JPMCB as an LC Issuer, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Jetuan Patterson (Telecopy No. (312) 385-7096),or in the case of any other LC Issuer, to it at the address and telecopy number specified from time to time by such LC Issuer to the Borrower and the Administrative Agent; and (iii) if to the Swing Line Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Teresita Siao (Telecopy No. (312) 385-7096), in each case, or at or such other office as the Administrative Agent, the relevant LC Issuer or the Swing Line Lender may designate in writing to the Borrower from time to time.

“Obligations” means (i) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code) and (ii) all Designated Hedge Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Original Due Date” has the meaning provided in Section 11.23.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Certificate of Incorporation, or equivalent formation documents, and Bylaws, or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and, in the case of any limited liability company, any limited liability company agreement,  and in each case, any amendments to any of the foregoing.

“Patent Security Agreement” shall mean each Patent Security Agreement, executed by a Credit Party, in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Parent Equity-Linked Security” means, with regard to Holdings, a convertible note or debenture, preferred stock or other similarly equity linked security.

“Parent Equity-Linked Security Documents” means, collectively, (i) the Parent Equity-Linked Securities and (ii) each other document, indenture, guarantee or instrument executed or delivered in connection with the Parent Equity-Linked Securities.

“Payment Office” means (i) with respect to payments in Dollars, the office of the Administrative Agent at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603 or (ii) with respect to payments in any Designated Foreign Currency, J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, or such other office(s) as the Administrative Agent may designate to the Borrower in writing from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” means a certificate substantially in form of Exhibit I hereto.

“Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:

(i)           such Acquisition involves a line or lines of business that is or are reasonably related, ancillary or complementary to the lines of business or a reasonable expansion thereof in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;

(ii)          such Acquisition is not actively opposed by the Board of Directors (or similar governing body) of the selling Person or the Person whose equity interests are to be acquired;

(iii)         at the time of the consummation of such Acquisition and immediately after giving effect (on a pro forma basis (as determined in accordance with subpart (vi) below)) thereto, the Total Leverage Ratio of Holdings is equal to or less than 2.75 to 1.00;

(iv)         no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(v)          the Borrower would, after giving effect to such Acquisition, on a pro forma basis (as determined in accordance with subpart (vi) below), be in compliance with the financial covenant contained in Section 7.8(b); and

(vi)         at least 10 Business Days prior to the consummation of any such Acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders (A) historical financial statements relating to the business or Person to be acquired (unless, in the case where the target of such Acquisition is not a stand-alone company but is instead a business line, operating division or other non-separate business unit and such historical financial statements are not already in existence, in which case, the Borrower will provide pro forma financial statements for such target reasonably satisfactory to the Administrative Agent setting forth such historical financial information) and such other information as the Administrative Agent may reasonably and timely request, and (B) a certificate of an Authorized Officer  of the Borrower demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.8 on a pro forma basis, such pro forma ratios being determined as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Borrower and the business or Person to be acquired, is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period.

 “Permitted Creditor Investment” means any securities (whether debt or equity) received by the Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Equity-Linked Hedge” means any Designated Hedge Agreement that is settled (after payment of any premium or any prepayment thereunder) through the delivery of cash and/or of Equity Interests of the Borrower and is entered into in connection with any Parent Equity-Linked Securities, the purpose of which is to provide for an effectively higher conversion premium (including, but not limited to, any bond hedge transaction, warrant transaction, or capped call transaction).

 “Permitted Foreign Subsidiary Basket Amount” means, at any time, an amount equal to (i) $50,000,000, minus (ii) the amount of Indebtedness of Foreign Subsidiaries guaranteed by the Credit Parties pursuant to subpart (ii) of the definition of Permitted Foreign Subsidiary Loans and Investments at such time, minus (iii) the aggregate outstanding principal amount at such time of all loans made by the Credit Parties to Foreign Subsidiaries on or after the Closing Date, minus (iv) the aggregate amount of equity contributions made by the Credit Parties in Foreign Subsidiaries on or after the Closing Date, plus (v) the aggregate amount of all Capital Distributions made by Foreign Subsidiaries to the Credit Parties on or after the Closing Date, but only up to an aggregate amount not in excess of the aggregate amount of loans and equity contributions made by the Credit Parties in Foreign Subsidiaries pursuant to the foregoing subclauses (iii) and (iv) of this definition.

“Permitted Foreign Subsidiary Loans and Investments” means (i) loans and Investments by a Credit Party to or in a Foreign Subsidiary made on or after the Closing Date, so long as the aggregate amount of all such other loans and investments by all Credit Parties does not, at any time, exceed the Permitted Foreign Subsidiary Basket Amount at such time; and (ii) Indebtedness of a Foreign Subsidiary incurred on or after the Closing Date and owing to any Person (other than the Borrower or any of its Subsidiaries), and any guaranty of such Indebtedness by a Credit Party, so long as the aggregate principal amount of all such Indebtedness does not at any time exceed $25,000,000.

“Permitted Lien” means any Lien permitted by Section 7.3.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multiemployer Plan, Multiple Employer Plan or Single-Employer Plan.

“Primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“Primary Obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Purchase Date” has the meaning provided in Section 2.3(c).

“Quoted Rate” means, with respect to any Swing Loan, the interest rate quoted to the Borrower by the Swing Line Lender and agreed to by the Borrower as being the interest rate applicable to such Swing Loan.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Redeemable Stock” shall mean with respect to any Person any capital stock of such Person that:  (i) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Revolving Facility Termination Date; or (ii) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, or at the option of the holder or holders thereof, or otherwise, at any time prior to the Revolving Facility Termination Date, other than any such repurchase or retirement occasioned by a “change of control” or similar event.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .21, .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, ..35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Required Lenders” means Lenders (subject to Section 2.14(b)) whose Credit Facility Exposure (other than Swing Loans) and Unused Total Revolving Commitments constitute greater than 50% of the sum of the Aggregate Credit Facility Exposure (other than Swing Loans) and the Unused Total Revolving Commitment.

“Required Revolving Lenders” means Revolving Lenders (subject to Section 2.14(b)) whose Revolving Facility Exposure and Unused Total Revolving Commitments constitute greater than 50% of the sum of the Aggregate Revolving Facility Exposure and the Unused Total Revolving Commitment.

“Restricted Payment” means (i) any Capital Distribution made by any Credit Party or any Subsidiary thereof; (ii) any amount paid by any Credit Party or any of its Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness; or (iii) with respect to the Parent Equity-Linked Securities, any amount paid by any Credit Party or any of its Subsidiaries in repayment (other than a repayment through conversion into common shares of the Borrower in accordance with the terms thereof and payment of cash for fractional shares in connection with any such conversion), redemption or repurchase (other than by the issuance of common stock of the Borrower), retirement, direct or indirect, of any Indebtedness incurred pursuant to the Parent Equity-Linked Security Documents or the exercise of any right of legal defeasance, covenant defeasance or similar right with respect thereto. Notwithstanding the foregoing, and for the avoidance of doubt, (i) the conversion of, or payment for, or paying any interest with respect to, any Parent Equity-Linked Securities shall not constitute a Restricted Payment and (ii) any payment with respect to, or early unwind or settlement of, any Permitted Equity-Linked Hedge shall not constitute a Restricted Payment.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower from the Revolving Lenders on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Fixed Rate Loans the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount, if any, set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.11(b) or increased from time to time pursuant to Section 2.2(b) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.6.

“Revolving Facility” means the credit facility established under Section 2.2 pursuant to the Revolving Commitment of each Revolving Lender.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

“Revolving Facility Exposure” means, for any Revolving Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Revolving Lender and outstanding at such time, and (ii) such Revolving Lender’s share of the LC Outstandings at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Revolving Lender, the percentage obtained by dividing such Revolving Lender’s Revolving Commitment by the Total Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment), provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Revolving Lender shall be determined by dividing such Revolving Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination, after giving effect to subsequent assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.  The Revolving Facility Percentage of each Revolving Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Revolving Facility Termination Date” means the earlier of (i) November 30, 2015, or (ii) the date that the Revolving Commitments have been terminated pursuant to Section 8.2.

“Revolving Lender” means any Lender that has a Revolving Commitment.

“Revolving Loan” means, with respect to each Revolving Lender, any loan made by such Revolving Lender pursuant to Section 2.2.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933.  as amended, as the same may be in effect from time to time.

“Security Agreement” means the Security Agreement, dated as of November 30, 2010, among the Credit Parties and the Administrative Agent, as the same has been amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement, each Collateral Access Agreement, each Additional Security Document, each Mortgage, any UCC financing statement, any Control Agreement, any IP Security Agreement, any Perfection Certificate and any agreement pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“Single Employer Plan” means a single employer plan, as defined in Section 400l(a)(15) of ERISA, to which any Credit Party, any Subsidiary of such Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which such Credit Party, any Subsidiary of such Credit Party or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Standard Permitted Lien” means any of the following:  (i) Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges provided that Section 6.4 is not violated by the existence of such Lien; (ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemens’, workers’, materialmens’, landlords’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business, if (A) such Lien is being contested in good faith by proper proceedings,  (B) such proceedings have the effect of suspending the forfeiture or sale of the property or asset and suspending such property or asset from being subject to any related Lien that could reasonably be expected to be superior in priority to the Liens of the Administrative Agent, and (C) such Credit Party or such Subsidiary has maintained adequate reserves with respect thereto in accordance with GAAP; (iii) Liens created by this Agreement or the other Loan Documents; (iv) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (v) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of any Credit Party or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement; (vi) easements, covenants, conditions, rights-of-way, zoning, building codes or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and similar matters affecting title, in each case that do not secure Indebtedness, and (A) with respect to any Real Property subject to a Mortgage, do not, and are not likely to at any future time, either individually or in the aggregate, have any effect which is materially adverse on the ownership or use of any such Real Property in question, as such property is used in the ordinary course of business by any Credit Party or its Subsidiaries and (B) with respect to all other Real Properties of the Credit Parties, do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (1) a substantial and prolonged interruption or disruption of the business activities of Holdings and its Subsidiaries considered as an entirety, or (2) a Material Adverse Effect; (vii) in the addition to the Liens permitted in clause (ii) above, any interest or title of a lessor or sublessor under any lease or sublease; (viii) and Liens that have been placed by a lessor, sublessor or other third party on property over which a Credit Party or any Subsidiary thereof has easement rights or on any Real Property leased by a Credit Party or any Subsidiary thereof and subordination or similar agreements relating thereto that do not materially impair the value of the interests of such Credit Party or such Subsidiary, as the case may be, in such property; (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.1(g); (x) Liens on insurance policies and the proceeds therefrom securing the financing of premiums with respect thereto; and (xi) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, industrial revenue bond obligations, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which the Borrower, one or more other Subsidiaries of the Borrower or the Borrower and one or more Subsidiaries of the Borrower, directly or indirectly, has the power to direct the policies, management and affairs thereof.  Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Domestic Subsidiary that is or hereafter becomes a party to the Subsidiary Guaranty.  Schedule 2 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Subsidiary Guaranty” means the Subsidiary Guaranty, dated as of November 30, 2010, among the Subsidiary Guarantors party thereto and the Administrative Agent.

“Swing Line Commitment” means $10,000,000.

“Swing Line Facility” means the credit facility established under Section 2.3 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means JPMCB or any of its Affiliates, or such other Lender that is requested by the Borrower and agrees to be the Swing Line Lender hereunder and is approved by the Administrative Agent.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.3.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrower, which shall be less than 15 days, and (ii) the Revolving Facility Termination Date.

“Swing Loan Participation” has the meaning provided in Section 2.3(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.3(c).

 “Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“Taxes” has the meaning provided in Section 3.3(a).

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of Holdings then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Title Company” has the meaning provided in Section 4.1(xxiv)(B).

“Total Leverage Ratio” means, for any Testing Period, with respect to any Person, the ratio of (i) Consolidated Funded Indebtedness of such Person to (ii) Consolidated EBITDA of such Person.

“Total Revolving Commitment” means the sum of the Revolving Commitments, as the same may be decreased pursuant to Section 2.11 or increased from time to time pursuant to Section 2.2(b).  As of the Closing Date, the amount of the Total Revolving Commitment is $150,000,000.

“Trademark Security Agreement” shall mean each Trademark Security Agreement, executed by a Credit Party, in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time.  Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“Unfunded Benefit Liabilities” of any Plan means the amount, if any, by which the current liability (as defined in Section 412(1)(7) of the Code) under the Plan as of the end of the Plan’s most recent fiscal year exceeds the fair market value of the Plan’s assets as of the end of such fiscal year, as reported in the actuarial report for such year.

“United States” and “U.S.”  each means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.4(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unrestricted Cash” means, at any time of determination, the sum of (i) the aggregate amount of all cash deposits of the Credit Parties maintained in any demand deposit account maintained in the United States (and up to the Dollar Equivalent of (A) if the aggregate principal amount of Indebtedness of Foreign Subsidiaries is less than or equal to $5,000,000, $5,000,000 of cash deposits of Foreign Subsidiaries maintained in any demand deposit account outside of the United States, or (B) if the aggregate principal amount of Indebtedness of Foreign Subsidiaries exceeds $5,000,000, the amount (not to exceed $15,000,000) of cash deposits of Foreign Subsidiaries maintained in any demand deposit account outside of the United States that correspond to the amount of such Indebtedness in excess of $5,000,000), and (ii) the aggregate monetary value of all money market funds of the Credit Parties maintained in any account of a securities intermediary in the United States, to the extent such cash deposits and money market funds are free of any Lien or other encumbrance (other than (x) customary Liens arising in the ordinary course of business which the depository institution may have with respect to any right of offset against funds in such account, (y) customary holds for uncollected deposits, and (z) Liens granted to the Administrative Agent and securing the Obligations).

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

1.2	Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

1.3	Accounting Terms.

Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein

1.4	Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities.  accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

1.5	Currency Equivalents.

Except as otherwise specified herein, all references herein or in any other Loan Document to a dollar amount shall mean such amount in Dollars or, if the context so requires, the Dollar Equivalent of such amount in any Designated Foreign Currency.  The Dollar Equivalent of any amount shall be determined in accordance with the definition of “Dollar Equivalent”; provided, however, that (a) notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, in calculating the Dollar Equivalent of any amount for purposes of determining (i) the Borrower’s obligation to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(c), or (ii) the Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Revolving Commitments, the Administrative Agent shall calculate the Dollar Equivalent of each such amount on the date of each Credit Event hereunder and on the date of any payment or prepayment of any Loans or Unpaid Drawings and, in addition, the Administrative Agent may, in the case of either of the foregoing, in its discretion, calculate the Dollar Equivalent of any such amount on any other proximate Business Day selected by the Administrative Agent, and (b) in determining whether or not Holdings and its Subsidiaries have exceeded any basket limitation set forth in Sections 7.2, 7.4, or 7.5, Holdings and its Subsidiaries shall not be deemed to have exceeded any such basket limitation to the extent that, and only to the extent that, any such basket limitation was exceeded solely as a result of fluctuations in the exchange rate applicable to any Designated Foreign Currency.

Section 2              THE TERMS OF THE CREDIT FACILITY

2.1	Establishment of the Credit Facility.

On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facility for the benefit of the Borrower, provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Revolving Commitment, or (ii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Revolving Commitment.

2.2	Revolving Facility.

(a)          Generally.

During the Revolving Facility Availability Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Revolving Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans or Foreign Currency Loans, in each case denominated in Dollars or a Designated Foreign Currency, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and re-borrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would exceed the Total Revolving Commitment, (C) in the case of Revolving Loans to be made as Foreign Currency Loans, the Foreign Currency Exposure would exceed the Maximum Foreign Currency Exposure Amount, or (D) the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.12(b)(ii) or Section 2.12(b)(iii).  The Revolving Loans to be made by each Revolving Lender will be made by such Revolving Lender on a pro rata basis based upon such Revolving Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.6 hereof.

(b)          Increase in Revolving Commitments.

The Borrower may, by written notice to the Administrative Agent, request (each such request, a “Commitment Increase Request”) that the Total Revolving Commitment be increased by an amount not to exceed $100,000,000 in the aggregate for all such increases from the Closing Date until the Revolving Facility Termination Date, provided that no Default or Event of Default has occurred and is continuing at the time of such Commitment Increase Request and on the date of any such increase.  The Administrative Agent shall deliver a copy of such Commitment Increase Request to each Revolving Lender.  The Borrower shall set forth in such Commitment Increase Request the amount of the requested increase in the Total Revolving Commitment (which shall be in a minimum amount of $25,000,000 and in minimum increments thereafter of $25,000,000) and the date on which such increase is requested to become effective (which date shall be not less than 15 Business Days nor more than 60 days after the date of such notice and that, in any event, must be at least 180 days prior to the Revolving Facility Termination Date).  Each Revolving Lender shall, by notice to the Borrower and the Administrative Agent given not more than 20 days after the date of delivery by the Administrative Agent of the Borrower’s Commitment Increase Request, either agree to participate in such increase (each such Revolving Lender so agreeing being an “Increasing Lender”) or decline to increase its Revolving Commitment (and any such Revolving Lender that does not deliver such a notice within such period of 20 days shall be deemed to have declined to increase its Revolving Commitment and each Revolving Lender so declining or being deemed to have declined being a “Non-Increasing Lender”).  In addition,  the Borrower may arrange for one or more banks or other entities that are Eligible Assignees, in each case reasonably acceptable to the Administrative Agent (each such Person so agreeing being an “Augmenting Lender”), to commit to making Revolving Loans pursuant to a Revolving Commitment hereunder.  If the Borrower so requests, the Administrative Agent shall have the option, but not the obligation,  to use its reasonable efforts to arrange for one or more Augmenting Lenders on the Borrower’s behalf.  The Borrower and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence such Augmenting Lender’s Revolving Commitment and/or its status as a Revolving Lender hereunder.  Any increase in the Total Revolving Commitment may be made in an amount that is less than the increase requested by the Borrower if the Borrower (or if applicable, the Administrative Agent) is unable to arrange for, or chooses not to arrange for (or request that the Administrative Agent arrange for), Augmenting Lenders.

Each of the parties hereto agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that after giving effect to any Increase in the Total Revolving Commitment pursuant to this Section 2.2(b), the outstanding Revolving Loans (if any) are held by the Revolving Lenders in accordance with their new Revolving Facility Percentages.  This may be accomplished at the reasonable discretion of the Administrative Agent:  (w) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of new Revolving Borrowings; (x) by causing the Non-Increasing Lenders to assign portions of their outstanding Revolving Loans to Increasing Lenders and Augmenting Lenders; (y) by permitting the Revolving Borrowings outstanding at the time of any increase in the Total Revolving Commitment pursuant to this Section 2.2(b) to remain outstanding until the last days of the respective Interest Periods therefor, even though the Revolving Lenders would hold such Revolving Borrowings other than in accordance with their new Revolving Facility Percentages; or (z) by any combination of the foregoing.  Any prepayment or assignment described in this paragraph (b) shall be subject to Section 3.2, but otherwise without premium or penalty.

2.3	Swing Line Facility.

(a)          Swing Loans.

During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would not exceed the Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.12 hereof; and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.

(b)          Swing Loan Refunding.

The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”).  Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Revolving Lenders and, unless an Event of Default specified in Section 8.1(h) in respect of the Borrower has occurred, the Borrower.  Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates.  Each Revolving Lender (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.2 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Revolving Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Revolving Lender prior to 11:00 A.M. (local time at its Applicable Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Revolving Lender after such time.  The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c)          Swing Loan Participation.

If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.1(h) shall have occurred in respect of the Borrower or one or more of the Revolving Lenders shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Revolving Lender (other than the Swing Line Lender), or each Revolving Lender (other than such Swing Line Lender) so prohibited, as the case may be,  shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Revolving Lender’s Revolving Facility Percentage of such outstanding Swing Loans.  On the Purchase Date, each such Revolving Lender or each such Revolving Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Revolving Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Revolving Lender, deliver to such Revolving Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Revolving Lender’s Swing Loan Participation in such Swing Loans and its Swing Loan Participation Amount in respect thereof.  If any amount required to be paid by a Revolving Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Revolving Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full.  Whenever, at any time after the Swing Line Lender has received from any other Revolving Lender such Revolving Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Revolving Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)          Obligations Unconditional.

Each Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.3(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Revolving Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect:  (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

2.4	Letters of Credit.

(a)          LC Issuances.

During the Revolving Facility Availability Period, the Borrower may request an LC Issuer at any time and from time to time to issue, for the account of any Credit Party, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars or any Designated Foreign Currency, and in each case, in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, (iv) the Foreign Currency Exposure would exceed the Maximum Foreign Currency Exposure Amount or (v) the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.12(b)(ii) or Section 2.12(b)(iii).  Subject to Section 2.4(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) 30 Business Days prior to the Revolving Facility Termination Date.

(b)          LC Requests.

Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrower shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, a “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to.  such Letter of Credit).  In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit.  the terms and provisions of this Agreement shall control.

(c)          Auto-Renewal Letters of Credit.

If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date:  provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received written notice on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied.

(d)          Applicability of ISP98.

Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit.

(e)          Notice of LC Issuance.

Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each Revolving Lender and the Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by such LC Issuer.  Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Revolving Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f)          Reimbursement Obligations.

(i)           The Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit by 2:00 P.M. (local time at the Notice Office) within one Business Day after the payment or disbursement under such Letter of Credit (and the applicable LC Issuer shall give notice to the Borrower (or such other LC Obligor) of such payment or disbursement as soon as practicable, but in any event no later than 2:00 P.M. (local time at the Notice Office) on the Business Day of such payment or disbursement), such payment to be made in Dollars or in the applicable Designated Foreign Currency in which such Letter of Credit is denominated, with interest on the amount so paid or disbursed by such LC Issuer, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.8(a)(i) that are Base Rate Loans or, if not reimbursed within the time required pursuant to the foregoing.  at the Default Rate, any such interest also to be payable on demand.  If by 2:00 P.M. on the Business Day immediately following such payment or disbursement in respect of an Unpaid Drawing, the Borrower or the other relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrower), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Revolving Lenders of such deemed Notice of Borrowing), (y) the Revolving Lenders shall, in accordance with and subject to Section 2.4(g)(iii) and unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.2), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.

(ii)           Obligations Absolute.  Each LC Obligor’s obligation under this Section to reimburse each LC’ Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer.  the Administrative Agent or any Revolving Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

(g)          LC Participations.

(i)           Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Revolving Lender with a Revolving Commitment, and each such Revolving Lender shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Revolving Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Revolving Lenders as provided in Section 2.10 and the Revolving Lenders shall have no right to receive any portion of any fees of the nature contemplated by Section 2.10(c) or Section 2.10(e)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii)           In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the Revolving Lenders other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability relative to the Revolving Lenders.

(iii)           In the event that an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.4(f), either from available cash on hand or the proceeds of Revolving Loans, such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such Revolving Lender’s Revolving Facility Percentage of such payment in Dollars or in the applicable Designated Foreign Currency in which such Letter of Credit is denominated and in same-day funds; provided, however, that no Revolving Lender shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.  If the Administrative Agent so notifies any Revolving Lender required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Revolving Lender shall make available to the Administrative Agent for the account of the relevant LC Issuer such Revolving Lender’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds.  If and to the extent such Revolving Lender shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such Revolving Lender agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate.  The failure of any Revolving Lender to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent for the account of such LC Issuer such other Revolving Lender’s Revolving Facility Percentage of any such payment.

(iv)           Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the Revolving Lenders pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Revolving Lender that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such Revolving Lender’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v)           The obligations of the Revolving Lenders to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)           any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)           the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;

(C)           any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)            the occurrence of any Default or Event of Default.

(vi)           To the extent any LC Issuer is not indemnified by the Borrower or any LC Obligor, the Revolving Lenders will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages (determined at the time such indemnity is sought), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC issuances by it; provided, however, that no Revolving Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.

(h)          Existing Letters of Credit.

On and after the Closing Date, each Existing Letter of Credit shall be deemed to have been issued pursuant to the terms of this Agreement and shall constitute a Letter of Credit for all purposes under this Agreement and the other Loan Documents.  The Borrower agrees that it shall be liable with respect to any drawing made under any of the Existing Letters of Credit in accordance with this Section 2.4 and the other provisions of this Agreement.  On and after the Closing Date, the fees applicable to each Existing Letter of Credit shall be the fees applicable to Letters of Credit as set forth in Section 2.10 hereof.

2.5	Notice of Borrowing.

(a)          Time of Notice.

Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Fixed Rate Loan, 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Borrowing, and in the case of any Borrowing under the Swing Line Facility, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the initial Borrowing on the Closing Date may be a Borrowing of a Fixed Rate Loan if so elected by the Borrower so long as (i) the Borrower has provided the applicable notice required under part (b) of this Section two (2) Business Days before the date of such Borrowing and (ii) the Borrower shall have executed and delivered a funding indemnity letter to, and in form and substance satisfactory to, the Administrative Agent.

(b)          Notice of Borrowing.

Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or, in the case of Base Rate Loans, by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period or the Swing Loan Maturity Date (which shall be less than 15 days) and the Designated Foreign Currency applicable thereto.  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower.  In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c)          Minimum Borrowing Amount.

The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d)          Maximum Borrowings.

More than one Borrowing may be incurred by the Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the Borrower that consist of Fixed Rate Loans, each such Borrowing shall have a different initial Interest Period, (ii) at no time shall there be more than 4 Borrowings of Swing Loans outstanding hereunder and (ii) at no time shall there be more than 10 Borrowings of Fixed Rate Loans outstanding hereunder.

2.6	Funding Obligations; Disbursement of Funds.

(a)          Several Nature of Funding Obligations.

The Revolving Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations.  No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its commitments hereunder.  Nothing herein and no subsequent termination of the Revolving Commitments pursuant to Section 2.11 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)          Borrowings Pro rata.

Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows:  all Revolving Loans made, and LC Participations acquired by each Revolving Lender, shall be made or acquired, as the case may be, and held on a pro rata basis based upon each Revolving Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued.

(c)          Notice to Lenders.

The Administrative Agent shall promptly give the applicable Lenders written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of each such Lender’s respective proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d)          Funding of Loans.

(i)           Loans Generally.  No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars or the applicable Designated Foreign Currency and in immediately available funds and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii)          Swing Loans.  No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e)          Advance Funding.

Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.2).

(f)           Pre-Funding of Borrower Payments.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable LC Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such LC Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Designated Foreign Currency).

2.7	Evidence of Obligations.

(a)          Loan Accounts of Lenders.

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          Loan Accounts of Administrative Agent; Lender Register.

The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto, (ii) the amount and other details with respect to each Letter of Credit issued hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) the other details relating to the Loans, Letters of Credit and other Obligations.  In addition, the Administrative Agent shall maintain, on behalf of the Borrower, a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders  and the Revolving Commitments from time to time of each of the Lenders.  The Administrative Agent will make the Lender Register available to any Lender or the Borrower upon its request.

(c)          Effect of Loan Accounts, etc.

The entries made in the accounts maintained pursuant to Section 2.7(b) shall be rebuttably presumptive evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d)          Notes.

Upon request of any Lender or the Swing Line Lender, the Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender and (ii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender or the Swing Line Lender.

2.8	Interest; Default Rate.

(a)          Interest on Revolving Loans.

The outstanding principal amount of each Revolving Loan made by each Revolving Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time and (iii) during such periods as a Revolving Loan is a Foreign Currency Loan, the relevant Adjusted Foreign Currency Rate for such Foreign Currency Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(b)          Interest on Swing Loans.

The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Quoted Rate applicable thereto.

(c)          Default Interest.

Notwithstanding the above provisions, if an Event of Default is in existence, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate, and (ii) the LC Fees shall be increased by an additional 2% per annum in excess of the LC Fees otherwise applicable thereto.  In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrower under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(d)          Accrual and Payment of Interest.

Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower:  (i) in respect of each Base Rate Loan, monthly in arrears on the last Business Day of each month, (ii) in respect of each Fixed Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto, and (iv) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.8(c), on demand.

(e)          Computations of Interest.

All computations of interest on Fixed Rate Loans, Swing Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 360 days.  All computations of interest on Base Rate Loans which accrue interest based on the Prime Rate hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(f)           Information as to Interest Rates.

The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof.  Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders.  Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

2.9	Conversion and Continuation of Loans.

(a)          Conversion and Continuation of Revolving Loans.

The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans or Foreign Currency Loans, as the case may be, at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans or Foreign Currency Loans (in the same Designated Foreign Currency as the original Foreign Currency Loan) with a new Interest Period; provided, however, that (A) no Foreign Currency Loan may be Converted into a Base Rate Loan, Eurodollar Loan or a Foreign Currency Loan that is denominated in a different Designated Foreign Currency, and (B) any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans. In addition, notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Base Rate Loan may be converted to or continued as a Fixed Rate Loan and (ii) unless repaid, each Fixed Rate Loan shall be converted to a Base Rate Loan (and any such Fixed Rate Loan that is a Foreign Currency Loan shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto.

(b)          Notice of Continuation and Conversion.

Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Fixed Rate Loan, prior to 1:00 P.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Conversion.  Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or, in the case of Base Rate Loans, by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation.  the new Interest Period.  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower.  In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

2.10	Fees.

(a)          Commitment Fees.

The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Revolving Lender based upon each such Revolving Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Revolving Lenders, commitment fees (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on such day times (ii) the Unused Total Revolving Commitment on such day.  Accrued Commitment Fees shall be due and payable monthly in arrears on the first Business Day of each month and on the Revolving Facility Termination Date.

(b)          LC Fees.

The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Revolving Lender based upon each such Revolving Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day.  The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(c)          Fronting Fees.

The Borrower agrees to pay directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by it, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date, computed at the rate of 0.125% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d)          Additional Charges of LC Issuer.

The Borrower agrees to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e)          Administrative Agent Fees; Lenders’ Fees.

The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Administrative Agent Fee Letter.  The Borrower shall pay to the Administrative Agent, on the Closing Date, for the account of the Lenders, the fees specified to the Lenders prior to the Closing Date.

(f)           Computations and Determination of Fees.

Any changes in the Applicable Commitment Fee Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of  “Applicable Commitment Fee Rate” and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Revolving Lenders.  Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.  All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

2.11	Termination and Reduction of Revolving Commitments.

(a)          Mandatory Termination of Revolving Commitments.

All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

(b)          Voluntary Termination of the Total Revolving Commitment.

Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.12 and (ii) either there are no outstanding Letters of Credit or the Borrower shall contemporaneously either (x) cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Revolving Lenders) or (y) provide cash collateral therefor pursuant to Section 2.12(b)(iii).

(c)          Partial Reduction of Total Revolving Commitment.

Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Revolving Lender, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount and the Maximum Foreign Currency Exposure Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans or cash collateralize Letters of Credit pursuant to Section 2.12, unless such mandatory prepayment or cash collateralization requirement is satisfied and (iv) any partial reduction shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000).

2.12	Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a)          Voluntary Prepayments.

Subject to subparts (e) below, the Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, from time to time.  The Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Fixed Rate Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 1:00 P.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Fixed Rate Loans, or (z) 1:00 P.M. (local time at the Notice Office) on the Business Day of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i)           each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Fixed Rate Loan, $2,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $1,000,000 in excess thereof, (B) in the case of any prepayment of a Base Rate Loan, $1,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $500,000 in excess thereof, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof; and

(ii)          no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto.

(b)          Mandatory Payments.

The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.12(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i)           Revolving Facility Termination Date.  The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii)          Loans Exceed the Revolving Commitments.  If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Revolving Commitment, (B) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (C) the Foreign Currency Exposure exceeds the Maximum Foreign Currency Exposure Amount, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrower shall prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii)        LC Outstandings Exceed LC Commitment.  If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Borrower shall, on such day, pay to the Administrative Agent an amount in cash equal to such excess, and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the applicable LC Obligors hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each LC Issuer and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, each LC Issuer and the Borrower until the proceeds are applied to any Unpaid Drawings or to any other Obligations in accordance with any such cash collateral agreement).

(iv)         Certain Proceeds of Asset Sales.  If during any fiscal year of Holdings, the Credit Parties and their Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales (other than any Asset Sale made pursuant to Section 7.2(e)) in excess of $5,000,000, not later than the Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of all of the Net Cash Proceeds then received shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.12(c) below; provided that, with respect to any Asset Sale of domestic United States operating assets, if the Borrower provides the Administrative Agent, within 20 days of the occurrence of such Asset Sale, with a written notice of the applicable Credit Party’s or the applicable Subsidiary’s election to use such Net Cash Proceeds to replace such operating assets with substantially similar United States operating assets, so long as no Default or Event of Default shall be in existence, no prepayment of such Net Cash Proceeds shall be due under this Section 2.12(b)(iv) (it being understood that (X) any applicable Net Cash Proceeds not used to replace such operating assets shall be paid to the Administrative Agent and applied in accordance with the foregoing provisions of this Section 2.12(b)(iv) at the earlier of (A) such time as such Credit Party or such Subsidiary decides not to use such Net Cash Proceeds to so replace such operating assets or (B) the 270th day (or such later day as consented to by the Administrative Agent in its reasonable credit judgment) following the occurrence of such Asset Sale) and (Y) any proceeds being held for reinvestment shall be deposited into a deposit account for such purposes which is maintained with a Lender and subject to a Control Agreement and only removed as needed to replace or restore such operating assets).

(v)           Certain Proceeds of Equity Sales.  Not later than the Business Day following the date of the receipt by any Credit Party or any of its Subsidiaries of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance by any Credit Party or any of its Subsidiaries of its own equity securities, as the case may be, after the Closing Date (other than (A) any sale or issuance to management, employees (or key employees) or directors pursuant to stock option or similar plans for the benefit of management, employees (or key employees) or directors generally, (B) the issuance or sale of any Equity Interests by any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings or (C) the sale or issuance of any Equity Interests in connection with a Permitted Acquisition), the Borrower will make a prepayment of the Loans in an amount equal to 100% of such net proceeds in accordance with Section 2.12(c).

(vi)         Certain Proceeds of Indebtedness.  Not later than the Business Day following the date of the receipt by the Borrower or any of its Subsidiaries of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of Indebtedness (other than the sale or issuance of any Indebtedness pursuant to Sections 7.4(a) through (f) and (h) through (l)) by the Borrower or any of its Subsidiaries, as the case may be.  after the Closing Date, the Borrower will make a prepayment of the Loans in an amount equal to 100% of such net proceeds in accordance with Section 2.12(c).

(vii)        Certain Proceeds of Events of Loss.  With respect to any Event of Loss, if the property subject to such Event of Loss can reasonably be expected to be replaced with substantially similar property or restored to its condition immediately prior to such destruction or damage, as applicable, within 180 days after the occurrence of such Event of Loss and no Default or Event of Default shall be continuing, the Borrower or such Subsidiary may elect to use any Net Cash Proceeds received to repair, replace or restore such property by providing the Administrative Agent with a written notice of its election to so repair, replace or restore within 20 days of the occurrence of such Event of Loss, no prepayment of such Net Cash Proceeds shall be due under this Section 2.12(b)(vii) (it being understood that (X) any applicable Net Cash Proceeds not used to so repair, replace or restore such property shall be paid to the Administrative Agent and applied in accordance with the provisions of Section 2.12(c) at the earlier of (A) such time as the Borrower or such Subsidiary decides not to use such Net Cash Proceeds to so replace or restore such property or (B) the 270th day (or such later day as consented to by the Administrative Agent in its reasonable credit judgment) following the occurrence of such Event of Loss) and (Y) any proceeds being held for reinvestment shall be deposited into a deposit account for such purpose which is maintained with a Lender and subject to a Control Agreement and only removed as needed to replace or restore such operating assets).

(c)          Applications of Certain Prepayment Proceeds.

Each prepayment required to be made pursuant to Section 2.12(b)(iv), 2.12(b)(v) or 2.12(b)(vi) shall be applied as a mandatory prepayment of the Loans as follows:  (i) if, at the time of any such prepayment, no Default or Event of Default has occurred and is continuing, such prepayment shall be applied to the outstanding principal amount of the Revolving Loans (with no reduction in the Revolving Commitments), or (ii) if, at the time of any such prepayment or after giving effect thereto, any Default or Event of Default exists, such prepayment shall be applied, on a pro rata basis, to the principal amount of the Revolving Loans of all Lenders and to reduce permanently on such basis the Revolving Commitments and the Total Revolving Commitment in accordance with Section 2.12(b)(ii).  Any reduction of the Revolving Commitments and the Total Revolving Commitment shall automatically, without further action, reduce by the same percentage the LC Commitment Amount and shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Aggregate Credit Facility Exposure exceeds the amount of the Total Revolving Commitment as so reduced, and if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess, the Borrower shall, to the extent of such excess, or cash collateralize Letters of Credit pursuant to Section 2.12(b)(iii).

(d)          Particular Loans to be Prepaid.

With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made, provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Fixed Rate Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Fixed Rate Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Fixed Rate Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans and, in the case of Foreign Currency Loans, be repaid in full.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 3.

(e)          Breakage and Other Compensation.

Any prepayment made pursuant to this Section 2.12 shall be accompanied by any amounts payable in respect thereof under Section 3 hereof; provided that with respect to prepayments under Section 2.12(b), such Section 3 amounts shall only be payable during the continuance of a Default or Event of Default.

2.13	Method and Place of Payment.

(a)          Generally.

All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Section 10), under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

(b)          Application of Payments.

Except as specifically set forth elsewhere in this Agreement and subject to Section 8.3, (i) all payments and prepayments of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Revolving Lender’s Revolving Facility Percentage of the amount of such prepayment and (ii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c)          Payment of Obligations.

Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and, except as set forth in the next sentence, shall be made in Dollars.  With respect to any Foreign Currency Loan, all payments (including prepayments) to any Revolving Lender of the principal of or interest on such Foreign Currency Loan shall be made in the same Designated Foreign Currency as the original Loan and with respect to any Letter of Credit issued in a Designated Foreign Currency, all Unpaid Drawings with respect to each such Letter of Credit shall be made in the same Designated Foreign Currency in which each such Letter of Credit was issued.

(d)          Timing of Payments.

Any payments under this Agreement that are made later than 1:00 P.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day.   If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations

(e)          Distribution to Lenders.

Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender.  Payments received by the Administrative Agent in any Designated Foreign Currency shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in such Designated Foreign Currency in same-day funds:  provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.3, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

2.14	Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.10(a);

(b)           the Revolving Commitment and Revolving Facility Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.12); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)           if any Swing Loan or Letters of Credit exists at the time such Lender becomes a Defaulting Lender then:
(i)           all or any part of the Swing Loan Participation and LC Participation of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Facility Exposures plus such Defaulting Lender’s Swing Loan Participation and LC Participation does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Loan and (y) second, cash collateralize for the benefit of the applicable LC Issuers only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Participation (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.12(b)(iii) for so long as such Letter of Credit remains outstanding;

(iii)         if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Participation pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b)  with respect to such Defaulting Lender’s LC Participation during the period such Defaulting Lender’s LC Participation is cash collateralized;

(iv)         if the total LC Participations of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Facility Percentages; and

(v)          if all or any portion of such Defaulting Lender’s LC Participation is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any LC Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Participation shall be payable to the applicable LC Issuers until and to the extent that such LC Participation is reallocated and/or cash collateralized; and

(d)          so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Loan and no LC Issuer shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Participation will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.14(c), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.14(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or any LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Loan and no LC Issuer shall be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or such LC Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or such LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swing Line Lender and the LC Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the total Swing Loan Participations and total LC Participations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Facility Percentage.

Section 3	INCREASED COSTS, ILLEGALITY AND TAXES

3.1	Increased Costs, Illegality, etc.

(a)          In the event that (y) in the case of clause (i) below, the Administrative Agent or (z) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis that:

(i)           on any date for determining the interest rate applicable to any Fixed Rate Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Fixed Rate Loan; or

(ii)          at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Fixed Rate Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Closing Date or the time such Lender became a Lender under this Agreement, whichever is later, in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law, but if not having the force of law, being of a type as to which such Lender customarily complies), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such Fixed Rate Loan pursuant to this Agreement); provided however, that notwithstanding anything herein to the contrary,  the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law, regardless of the date enacted, adopted or issued or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in any such market; or

(iii)        at any time, that the making or continuance of any Fixed Rate Loan has become unlawful by compliance by such Lender in good faith with any change since the Closing Date, or the time such Lender became a Lender under this Agreement, whichever is later,  in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, the affected Type of Fixed Rate Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower with respect to such Type of Fixed Rate Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing other than a Borrowing of Foreign Currency Loans, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender, for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender shall be rebuttably presumed to be correct) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.1(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any Fixed Rate Loan is affected by the circumstances described in Section 3.1(a)(ii) or 3.1(a)(iii), the Borrower may (and in the case of a Fixed Rate Loan affected pursuant to Section 3.1(a)(iii) the Borrower shall) either (i) if the affected Fixed Rate Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 3.1(a)(ii) or 3.1(a)(iii), cancel such Borrowing, or, in the case of any Borrowing other than a Borrowing of Foreign Currency Loans, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Fixed Rate Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Fixed Rate Loan into a Base Rate Loan, or, in the case of the affected Fixed Rate Loan being a Foreign Currency Loan, prepay in full such Foreign Currency Loan, provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.1(b)

(c)           If any Lender shall have determined that after the Closing Date or the time such Lender became a Lender under this Agreement, whichever is later, the adoption of any applicable law, rule or regulation (i) regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law, but if not having the force of law, only so long as it its generally applied by the Lender to the Lender’s other customers that are similarly situated) of any such authority, central bank or comparable agency, in each case made subsequent to the Closing Date or (ii) that shall subject the Administrative Agent or any Lender to any taxes, levies, imposts, duties, fees, assessments or other charges (other than (A) Taxes and (B) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which it is located or, in the case of any Lender, in which its Applicable Lending Office is located) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, the Borrower shall immediately pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.1(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.1(c) upon the subsequent receipt of such notice.

(d)           Notwithstanding anything in this Section 3.1 to the contrary, the Borrower shall not be required to pay any amounts pursuant to this Section 3.1 for any period ending 180 days or more prior to the demand for payment of such amount.

3.2	Compensation.

The Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Fixed Rate Loans or Swing Loans and costs associated with foreign currency hedging obligations incurred by such Lender in connection with any Foreign Currency Loan) which such Lender may sustain in connection with any of the following:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Fixed Rate Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.1(a)); (ii) if any repayment or prepayment (whether voluntary or mandatory) or Conversion or Continuation of any Fixed Rate Loans occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Fixed Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a result of an assignment by a Lender of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 3.5(b).  The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

3.3	Net Payments.

(a)          Except as provided for in Section 3.3(b), all payments made by the Borrower hereunder, under any Note or any other Loan Document, including all payments made by the Borrower pursuant to its guaranty obligations under Section 10, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income or net profits of a Lender and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender, as applicable, is located or any subdivision thereof or therein, (ii) any branch profits tax imposed on any Lender by the United States or by the jurisdiction of the Lender’s principal office or Applicable Lending Office, (iii) any tax attributable to Lender’s failure to comply with Section 3.3(b), if it is legally entitled to do so, (iv) in the case of a Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), any withholding tax that is in effect and would apply to amounts payable to such Lender at the time it becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent such Lender (or assignor) was entitled at the time of designation of a new Applicable Lending Office or assignment to receive additional amounts from the Borrower with respect to any withholding tax pursuant to this Section 3.3), or (v) any withholding tax that is imposed pursuant to Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof, and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  Subject to Section 3.3(b), if any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts (including additional amounts to compensate for withholding on amounts paid pursuant to this Section 3.3) as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes will not be less than the amount such Lender would have received had no deduction, withholding or payment been required or made with respect to such Taxes.  Subject to Section 3.3(b), the Borrower will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes imposed on and paid by such Lender.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the respective Lender, evidencing such payment by the Borrower.

(b)          Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that is entitled to claim an exemption from or reduction in United States withholding tax with respect to a payment by Borrower agrees to provide to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section), on the date of such assignment or transfer to such Lender, and from time to time thereafter if required by the Borrower or the Administrative Agent:  two accurate and complete original signed copies of Internal Revenue Service Forms W-8BEN, W-8ECI, W-8EXP or W-8IMY (or successor, substitute or other appropriate forms and, in the case of Form W-8IMY, complete with accompanying Forms W-8BEN with respect to beneficial owners of the payment) certifying to such Lender’s entitlement to exemption from or a reduced rate of withholding of United States withholding tax with respect to payments to be made under this Agreement, any Note or any other Loan Document, along with any other appropriate documentation establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest).  In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of the applicable Internal Revenue Service Form establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest) and any related documentation as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax if the Lender continues to be so entitled.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes shall deliver to the Borrower and the Administrative agent, on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section) two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor, substitute or other appropriate norm prescribed by the Internal Revenue Service).  No Lender shall be required by this Section 3.3(b) to deliver a form or certificate that it is not legally entitled to deliver.  The Borrower shall not be obligated pursuant to Section 3.3(a) hereof to pay additional amounts on account of or indemnify with respect to United States withholding taxes or backup withholding taxes to the extent that such taxes arise solely due to a Lender’s failure to deliver forms that it was legally entitled to but failed to delivery under this Section 3.3(b).  The Borrower agrees to pay additional amounts and indemnify each Lender in the manner and to the extent set forth in Section 3.3(a) in respect of any Taxes deducted or withheld by it as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c)          If any Lender becomes aware that it has finally and irrevocably received or been granted a refund in respect of any Taxes as to which indemnification has been paid by the Borrower pursuant to this Section 3.3, it shall promptly remit such refund (including any interest received in respect thereof) to the Borrower, net of all out-of-pocket costs and expenses), provided, however, that the Borrower agrees to promptly return any such refund (plus interest) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority and, provided further, that nothing in this Section 3.3(c) shall require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential).  Any such Lender shall use commercially reasonable efforts to provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund.  Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

(d)          Each Lender shall severally indemnify the Administrative Agent for any taxes, levies, imposts, duties, fees, assessments or other charges (but, in the case of any Taxes, only to the extent that any Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and the Borrower for any excluded taxes, levies, imposts, duties, fees, assessments or other charges described in Section 3.3(a), in each case attributable to such Lender that are paid or payable by the Administrative Agent or the Borrower in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes, levies, imposts, duties, fees, assessments or other charges were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.3(d) shall be paid within ten (10) days after the Administrative Agent or the Borrower (as applicable) delivers to the applicable Lender a certificate stating the amount of taxes, levies, imposts, duties, fees, assessments or other charges so paid or payable by the Administrative Agent or the Borrower (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

3.4	Increased Costs to LC Issuers.

If after the Closing Date or the time such Lender became a Lender under this Agreement, whichever is later, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Issuer or any Lender with any request or directive (whether or not having the force of law, but if not having the force of law, being of a type as to which such Lender customarily complies) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such LC Issuer or such Lender’s participation therein, (ii) shall impose on such LC Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein, or (iii) that shall subject any LC Issuer to any taxes, levies, imposts, duties, fees, assessments or other charges (other than (A) Taxes and (B) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized) on its letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing is to increase the cost to such LC Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such LC Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by such LC Issuer or such Lender (a copy of which notice shall be sent by such LC Issuer or such Lender to the Administrative Agent), the Borrower shall pay to such LC Issuer or such Lender such additional amount or amounts as will compensate any such LC Issuer or such Lender for such increased cost or reduction.  A certificate submitted to the Borrower by any LC Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such LC Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any LC Issuer or such Lender as aforesaid.  Such certificate shall be conclusive absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.4.  Notwithstanding anything in this Section 3.4 to the contrary, the Borrower shall not be required to pay any amounts pursuant to this Section 3.4 for any period ending 270 days or more prior to the demand for payment of such amount.

3.5	Change of Lending Office; Replacement of Lenders.

(a)          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.1(a)(ii) or 3.1(a)(iii), 3.1(c), 3.3 or 3.4 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Revolving Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage deemed by such Lender to be material, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b)          If (i) any Lender requests any compensation, reimbursement or other payment under Sections 3.1(a)(ii) or 3.1(a)(iii), 3.1(c), 3.3 or 3.4 with respect to such Lender or becomes a Defaulting Lender, or (ii) the Borrower is required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.3, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.6(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts.  including any breakage compensation under Section 3.2 hereof).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Nothing in this Section 3.5 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.1, 3.3 or 3.4.

Section 4	CONDITIONS PRECEDENT

4.1	Conditions Precedent at Closing Date.

The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

(i)           Credit Agreement.  This Agreement shall have been executed by Holdings, the Borrower, the Administrative Agent, each LC Issuer and each of the Lenders.

(ii)          Notes.  The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(iii)        Borrowing Requests.  The Administrative Agent shall have received a completed Notice of Borrowing from the Borrower for the Borrowings to be made on the Closing Date in accordance with the terms of Section 2.5, and the extent any Letters of Credit are to be issued on the Closing Date, a completed LC Request in accordance with the terms of Section 2.4(b);

(iv)          Parent Guaranty.  Holdings shall have duly executed and delivered the Parent Guaranty, substantially in the form attached hereto as Exhibit C-1.

(v)           Subsidiary Guaranty.  The Subsidiary Guarantors shall have duly executed and delivered the Subsidiary Guaranty, substantially in the form attached hereto as Exhibit C-2.

(vi)         Security Agreement; Related Documents.  Holdings, the Borrower and each Subsidiary Guarantor shall have duly executed and delivered the Security Agreement, substantially in the form attached hereto as Exhibit C-3, and shall have executed and delivered the IP Security Agreements required pursuant to the terms of the Security Agreement, each of which shall be in form and substance satisfactory to the Administrative Agent.

(vii)        Fees and Fee Letter.  The Borrower shall have (A) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and shall have paid to the Administrative Agent, for its own account, the fees required to be paid by it on the Closing Date pursuant to the Administrative Agent Fee Letter, and (B) paid or caused to be paid all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(viii)       Payoff of Existing Debt; Release of Liens.  The Administrative Agent shall have received (i) a payoff letter, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which any existing Indebtedness that is to be paid on the Closing Date (including the outstanding Indebtedness under the Existing Credit Agreement other than the Existing Letters of Credit) will be paid in full, (ii) evidence reasonably satisfactory to the Administrative Agent that all such existing Indebtedness has been repaid in full by the Credit Parties or will be repaid in full with the proceeds of the initial Loans made on the Closing Date and (iii) evidence reasonably satisfactory to the Administrative Agent that all necessary termination statements, satisfaction documents and any other applicable releases in connection with any such existing Indebtedness (including the Existing Credit Agreement) and all other Liens with respect to each Credit Party or any Subsidiary thereof that are not Liens permitted by Section 7.3 (including any existing mortgages against any of the Real Properties of the Credit Parties) have been filed or arrangements reasonably satisfactory to the Administrative Agent have been made for such filing.

(ix)          [Reserved].

(x)           Corporate Resolutions and Approvals.  The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of each Credit Party, approving the Loan Documents to which such Credit Party is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by such Credit Party of the Loan Documents to which it is or may become a party.

(xi)            Incumbency Certificates.  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or an Authorized Officer if a Secretary or Assistant Secretary is not available) of each Credit Party, certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

(xii)           Opinions of Counsel.  The Administrative Agent shall have received such opinions of counsel from counsel to the Credit Parties as the Administrative Agent shall reasonably request, each of which shall be addressed to the Administrative Agent and each of the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(xiii)          Recordation of Security Documents, Delivery of Collateral, Taxes, etc.  Other than the IP Security Agreements, which will be recorded by the Administrative Agent promptly following the Closing Date, the Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns under United States law, all Collateral items required to be physically delivered to the Administrative Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer (or arrangements satisfactory to the Administrative Agent for such delivery shall be in place), and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(xiv)           Perfection Certificate.  The Administrative Agent shall have received a Perfection Certificate for each Credit Party, executed by an Authorized Officer of such Credit Party, substantially in the form of Exhibit I.

(xv)            Evidence of Insurance.  The Administrative Agent shall have received certificates of insurance and other evidence, reasonably satisfactory to it, of compliance with the insurance requirements of this Agreement and the Security Documents.

(xvi)           Search Reports.  The Administrative Agent shall have received the results of UCC, federal and state tax and judgment lien, civil suit and other search reports as may be requested by the Administrative Agent from one or more commercial search firms reasonably acceptable to the Administrative Agent.

(xvii)         [Reserved].

(xviii)        Corporate Charter and Good Standing Certificates.  The Administrative Agent shall have received:  (A) a certified copy of the Certificate of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) a copy of the By-Laws, Code of Regulations or Operating Agreement (or equivalent document) of each Credit Party certified by an Authorized Officer of such Credit Party as being true and correct; (C) a good standing certificate from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Credit Party, other than All Power Manufacturing Company (which certificate is being delivered after the Closing Date), and certifying as to the good standing of such Credit Party; and (D) certificates of good standing from each other jurisdiction in which each Credit Party is authorized or qualified to do business, except for jurisdictions for which the absence of good standing could not reasonably be expected to have a Material Adverse Effect.

(xix)          Closing Certificate.  The Administrative Agent shall have received a certificate substantially in the form of Exhibit E hereto, dated the Closing Date, of an Authorized Officer of the Borrower to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof:  (A) no Default or Event of Default has occurred or is continuing; and (B) all representations and warranties of the Credit Parties contained herein and in the other Loan Documents are true and correct in all material respects as of the Closing Date.

(xx)          Solvency Certificate.  The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit F, dated as of the Closing Date, and executed by the Chief Financial Officer of Holdings.

(xxi)          Pro Forma Compliance Certificate.  The Administrative Agent shall have received, an executed pro forma Compliance Certificate, dated the Closing Date.

(xxii)         No Material Adverse Effect.  Since April 3, 2010 there shall not have occurred any effect or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(xxiii)        No Litigation.  There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that purports to materially and adversely affect the ability of any Credit Party or any Subsidiary of any Credit Party to perform its respective obligations under the Loan Documents to which it is a party.

(xxiv)         [Reserved]:

(xxv)          Proceedings and Documents.  All corporate and other proceedings and all documents in each case incidental to the transactions contemplated hereby shall be reasonably satisfactory in substance and form to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel or any Lender may reasonably request.

4.2	Conditions Precedent to All Credit Events.

The obligations of the Lenders, the Swing Line Lender and of each LC Issuer to make or participate in each Credit Event are subject, at the time thereof, to the satisfaction or waiver of the following conditions:

(a)           Notice.

The Administrative Agent (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.5(b), with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.9(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirement of Section 2.4(b) with respect to each LC Issuance.

(b)           No Default; Representations and Warranties.

At the time of each Credit Event and also after giving effect thereto and the application of the proceeds thereof, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all respects as of the date when made.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.1 and Section 4.2 have been satisfied or waived as of the times referred to in such Sections.

Section 5	REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, each of Holdings and the Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

5.1	Corporate Status.

Each Credit Party and each of its Subsidiaries (i) (a) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its organization and (b) has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged, except to the extent the failure to have such power and authority would not result in a Material Adverse Effect; and (ii) has been duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.1 hereto lists, as of the Closing Date, each Subsidiary of Holdings (and the direct and indirect ownership interest of Holdings therein).

5.2	Corporate Power and Authority.

Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party.  Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.3	No Violation.

Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any material provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of any material promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the Organizational Documents of such Credit Party.

5.4	Governmental Approvals.

No material order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

5.5	Litigation.

There are no actions, suits or proceedings pending or, to, the knowledge of the Credit Parties, threatened with respect to any Credit Party or any Subsidiary thereof (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by the Borrower or any of the other Credit Parties pursuant to any of the Loan Documents.  Schedule 5.5 hereto sets forth, as of the Closing Date, all actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened with respect to any Credit Party or any of its Subsidiaries, none of which items set forth on such Schedule 5.5 could reasonably be expected to have a Material Adverse Effect.

5.6	Use of Proceeds: Margin Regulations.

(a)           The proceeds of all Loans and LC Issuances shall be used by the Borrower to repay the Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement, for Permitted Acquisitions, to make regularly scheduled payments of interest on the Parent Equity-Linked Securities to the extent that such prepayments are permitted hereto, and proceeds of Loans are permitted to be used therefor, pursuant to Section 7.7(c)(ii) and to provide working capital and funds for general corporate purposes of the Borrower and its Subsidiaries (including the making of capital expenditures), in each case, not inconsistent with the terms of this Agreement  (including Section 5.12).

(b)           No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  At no time would more than 25% of the value of the assets of Holdings or of Holdings and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

5.7	Financial Statements.

(a)           Holdings has furnished to the Administrative Agent and the Lenders complete and correct copies of the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial position of Holdings and its Subsidiaries as of the respective dates indicated and the consolidated (or if applicable, consolidated and consolidating) results of their respective operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments.  Holdings and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or LC Issuances hereunder, any material or significant contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitments not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of Holdings and its Subsidiaries.

(b)           The financial projections of Holdings and its Subsidiaries for the fiscal year 2011 prepared by Holdings and delivered to the Administrative Agent and the Lenders by the Borrower (the “Financial Projections”) were prepared on behalf of the Borrower in good faith after taking into account historical levels of business activity and reasonable estimates and assumptions of future financial performance of Holdings and its Subsidiaries. No facts not reflected in the Financial Projections are known to Holdings or the Borrower as of the Closing Date which, if reflected to the Financial Projections, could reasonably be expected to result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein, it being understood that the Financial Projections are not a guaranty of future performance or results.

5.8	Solvency.

Each Credit Party has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Credit Party has incurred to the Administrative Agent, each LC Issuer and the Lenders under the Loan Documents.  The Borrower individually, and the Credit Parties taken as a whole, now have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their debts as they mature.  The Borrower individually, and the Credit Parties taken as a whole, own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s or such the Credit Parties’ debts, as applicable.  No Credit Party is entering into the Loan Documents with the intent to hinder, delay or defraud its creditors.  For purposes of this Section, “debt” means any liability on a claim, and “claim” means (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

5.9	No Material Adverse Change.

Since April 3, 2010, there has been no change in the financial condition, business or affairs of Holdings and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

5.10	Tax Returns and Payments.

Each Credit Party and each of its Subsidiaries has filed all United States federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith for which adequate reserves have been established as are required by GAAP.  Each Credit Party and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP.

5.11	Title to Properties, etc.

Each Credit Party and each of its Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property, or license or, to the knowledge of any Credit Party, other right to use, in the case of any Intellectual Property), in the case of all other property, to all of its properties and assets reflected in its most recent balance sheets free and clear of Liens other than Permitted Liens.

5.12	Lawful Operations, etc.

Each Credit Party and each of its Subsidiaries:  (i) holds all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, except, in the case of each of clauses (i) and (ii) above, for any failure to obtain and maintain in effect, or noncompliance, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.13	Environmental Matters.

(a)           Each Credit Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except for any noncompliance that could not reasonably be expected to result in a Material Adverse Effect and that could not reasonably be expected to result in liabilities (singly or in the aggregate) in excess of $7,500,000.  All material licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and its Subsidiaries under any Environmental Law have been secured or have an outstanding, timely application and such Credit Party and its Subsidiaries is in material compliance therewith.  No Credit Party nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in material noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Credit Party or such Subsidiary is a party, in each case, that could reasonably be expected to result in a Material Adverse Effect or that could reasonably be expected to result in liabilities (singly or in the aggregate) in excess of $7,500,000.  There are no material Environmental Claims pending or, to the knowledge of any Credit Party, threatened, that could reasonably be expected to result in a Material Adverse Effect or that could reasonably be expected to result in liabilities (singly or in the aggregate) in excess of $7,500,000.

(b)           Hazardous Materials have not at any time been (i) generated, used, treated or stored on any Real Property of any Credit Party or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event was conducted such Credit Party or any of its Subsidiaries is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect or that could reasonably be expected to result in liabilities (singly or in the aggregate) in excess of $7,500,000.

5.14	Compliance with ERISA.

Each Credit Party and each of its Subsidiaries and each ERISA Affiliate (i) has fulfilled all material obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) has satisfied all material contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan and has not partially or totally ceased contributing to any Multiemployer Plan within five years of the Closing Date, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan and (iv) has not incurred any unsatisfied material liability under Title IV of ERISA (other than required premium payments to the PBGC) with respect to any such Plan, or any trust established thereunder.  No Plan (other than a Multiemployer Plan) or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder, which termination or Reportable Event will or could reasonably be expected to give rise to a material liability of any Credit Party or any Subsidiary in respect thereof.  No Credit Party nor any Subsidiary of any Credit Party has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) that could reasonably be expected to result in liabilities of the Credit Parties in excess of $15,000,000 in the aggregate for all such events.

5.15	Investment Company Act, Certain Other Laws.

No Credit Party nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended or any applicable state public utility law.

5.16	Insurance.

Each Credit Party and each of its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.3.

5.17	Security Interests.

The Security Documents create, as security for the Secured Obligations (as defined in the Security Agreement), valid and enforceable, and upon making the filings and recordings referenced in the next sentence (within the time periods prescribed by applicable law), perfected, security interests in and Liens on all of the Collateral under United States law (to the extent perfection may be achieved under applicable law by such filings and recordings) subject thereto from time to time, in favor of the Administrative Agent for the benefit of the Secured Creditors (as defined in the Security Agreement), superior to and prior to the rights of all third persons and subject to no other Liens, except for Permitted Liens; provided, however, that additional filings may be required to perfect the security interests in and Liens on any Copyright, Patent or Trademark acquired by the Credit Parties after the Closing Date.  No filings or recordings are required in order to perfect the security interests created under any Security Document under United States law except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof; provided that it is understood and agreed that the IP Security Agreements executed and delivered on the Closing Date will be recorded by the Administrative Agent promptly thereafter; provided, further, that additional filings may be required to perfect the security interests in and Liens on any Copyright, Patent or Trademark acquired by the Credit Parties after the Closing Date.  Except with respect to the IP Security Agreements executed and delivered on the Closing Date, all recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

5.18	True and Complete Disclosure.

All factual information heretofore or contemporaneously required to be furnished by each Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 5.7(b)), is, and all other such factual information hereafter furnished by or on behalf of such Person to the Administrative Agent or any Lender in connection with this Agreement will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

5.19	Defaults.

No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.

5.20	Status of Holdings.

As of the Closing Date, Holdings has not engaged in any trade or business and has not incurred any Indebtedness other than holding, managing and directing its equity and debt positions in the Borrower and performing its obligations under existing arrangements with its stockholders and taking actions incident thereto.

5.21	Anti-Terrorism Law Compliance.

No Credit Party nor any of its Subsidiaries is in violation of any law or regulation, or identified in any list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act), that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Credit Parties.

Section 6	AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Revolving Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations (other than contingent indemnification obligations not yet due and payable) incurred hereunder and under the other Loan Documents, have been paid in full in cash:

6.1	Reporting Requirements.

The Borrower will furnish to the Administrative Agent (who shall promptly provide a copy to each Lender in accordance with Section 11.5(c) hereof):

(a)          Annual Consolidated Financial Statements.

As soon as available and in any event within 90 days after the close of each fiscal year of Holdings, the consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, and in the case of such consolidated financial statements, setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of at least regional standing selected by Holdings and reasonably acceptable to the Administrative Agent, and such consolidated statements shall (A) contain an unqualified opinion and state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Holdings and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, and setting forth comparative figures for the preceding fiscal year, or (B) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b)          Annual Consolidating Financial Statements.

As soon as available and in any event within 90 days after the close of each fiscal year of Holdings, the unaudited consolidating balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related unaudited consolidating statements of income for such fiscal year to date, and setting forth, in the case of such unaudited consolidating statements of income, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of Holdings by the Chief Financial Officer of Holdings, subject to changes resulting from normal year-end audit adjustments.

(c)          Quarterly Consolidated Financial Statements.

As soon as available and in any event within 45 days after the close of each of the quarterly accounting periods in each fiscal year of Holdings, the unaudited consolidated balance sheets and statement of cash flows of Holdings and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of Holdings by the Chief Financial Officer of Holdings, subject to changes resulting from normal year-end audit adjustments.

(d)          Officer’s Compliance Certificates.

At the time of the delivery of the financial statements provided for in subparts (a), (b) and (c) above, a certificate (a “Compliance Certificate”), substantially in the form of Exhibit D, and setting forth the calculations required to establish compliance with the provisions of Section 7.8, signed by the Chief Financial Officer of Holdings and including a certification that, (i) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions Holdings has taken or proposes to take with respect thereto, and (ii) the representations and warranties of the Credit Parties are true and correct in all material respects on and as of the date of delivery of such Compliance Certificate, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made.

(e)          Budgets and Forecasts.

Not later than 90 days after the commencement of each fiscal year of Holdings, commencing with the fiscal year ending April 3, 2011, a consolidated budget in reasonable detail for such entire fiscal year and for each of the fiscal quarters in such fiscal year, and (if and to the extent prepared by management of Holdings) for any subsequent fiscal years, as customarily prepared by management for its internal use, such budget to be substantially consistent in format and scope with the most recent budget previously delivered pursuant to the Existing Credit Agreement.

(f)          Notices.

Promptly, and in any event within three Business Days after:

(i)           any Authorized Officer of any Credit Party obtaining knowledge of the occurrence of any event that constitutes a Default or Event of Default, notice thereof, which notice shall specify the nature thereof, the period of existence thereof and what action such Credit Party propose to take with respect thereto; or

(ii)           notice of the occurrence of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(g)          ERISA.

Promptly, and in any event within three Business Days after an Authorized Officer of any Credit Party or any of its Subsidiaries obtaining knowledge of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent and each of the Lenders a certificate on behalf of such Credit Party of an Authorized Officer of the Borrower setting forth the details as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by such Credit Party or such Subsidiary of such Credit Party or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto:  (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by any Credit Party, any Subsidiary of such Credit Party, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer any such Plan; (iii) the institution of any steps by any Credit Party, any Subsidiary of such Credit Party or any ERISA Affiliate to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $15,000,000; (iv) a Prohibited Transaction in connection with any Plan that could reasonably be expected to give rise to a material liability of any Credit Party; (v) that a Plan has Unfunded Benefit Liabilities exceeding $15,000,000; (vi) the cessation of operations at a facility of any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA:  (vii) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to a Plan and such Lien has been asserted against a Credit Party or any Subsidiary of a Credit Party; (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multiemployer Plan; or (x) the taking of any action by the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

(h)          Environmental Matters.

Promptly upon, and in any event within three Business Days after, an Authorized Officer of any Credit Party or any of its Subsidiaries obtaining knowledge thereof, notice of one or more of the following environmental matters:  (i) any pending or, to the knowledge of any such Authorized Officer, threatened, material Environmental Claim against any Credit Party or any of its Subsidiaries or any Real Property owned or operated by any Credit Party or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by any Credit Party or any of its Subsidiaries that (A) results in material noncompliance by any Credit Party or any of its Subsidiaries with any applicable Environmental Law and (B) could reasonably be expected to form the basis of a material Environmental Claim against any Credit Party or any of its Subsidiaries or any such Real Property; and (iii) the taking of any removal or remedial action in response to the actual or alleged release of any Hazardous Material on any Real Property owned, leased or operated by any Credit Party or any of its Subsidiaries as required by any Environmental Law, excluding any Environmental Claim, condition or occurrence, or removal or remedial action that is not reasonably expected to exceed $1,000,000.  All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Credit Party’s or such Subsidiary’s actual or reasonably anticipated response thereto and, if and to the extent reasonably estimable, a good faith estimate of the actual or reasonably anticipated exposure in Dollars of such Credit Party and its Subsidiaries with respect thereto.

(i)          Annual, Quarterly and Other Reports.

Promptly and in any event within ten days after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that any Credit Party or any of its Subsidiaries furnishes to its stockholders generally.

(j)          Auditors’ Internal Control Comment Letters, etc.

Within 90 days after the delivery of the annual financial statements provided for in subpart (a) above, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by Holdings and/or any of its Subsidiaries, which is submitted to Holdings by its independent accountants in connection with any annual audit made by such independent accountants.

(k)          Information Relating to Collateral.

At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of each Credit Party (i) setting forth any changes to the information required pursuant to the Perfection Certificates or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificates and (ii) certifying that, except in connection with asset sales or dispositions that have been permitted pursuant to this Agreement, no Credit Party nor any of its Subsidiaries has taken any actions (and that each Credit Party and each of its Subsidiaries are not aware of any actions so taken) to terminate any UCC financing statements or other filings, recordings or registrations (including all refilings, rerecordings and reregistrations, containing a description of the Collateral) that have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above, to the extent such filings, recordings and reregistrations are necessary to perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate.

(l)          Other Notices.

Promptly and in any event within ten days after the transmission or receipt thereof, as applicable, copies of all material or significant notices received or sent by any Credit Party or any Subsidiary thereof to or from the holders of any Material Indebtedness or any trustee with respect thereto.

(m)          Other Information.

Within a reasonable time, and in any event not longer than ten days, after a request therefor, such other information or documents (financial or otherwise) relating to any Credit Party or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time.

6.2	Books, Records and Inspections.

Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and materially correct entries shall be made of all financial transactions and the assets and business of Holdings, the Borrower or such Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit, at reasonable times during regular business hours and upon reasonable notice to the Borrower, officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of any Credit Party and its Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary has the right to do so to the extent in the possession of another Person), to examine the books of account of any Credit Party and any of its Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Credit Party and of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, in each case, to the extent an Authorized Officer is afforded the opportunity to be present, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may request; provided that unless an Event of Default has occurred and is continuing or unless otherwise agreed to by the Borrower or Holdings (as applicable) in their reasonable good faith, the Administrative Agent and its designated representatives shall be limited to one such inspection each during each fiscal year of Holdings.

6.3	Insurance.

(a)           Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage which, in the reasonable business judgment of management, is maintained customarily in the Credit Parties’ industry, and (ii) forthwith upon the Administrative Agent’s written request, furnish to the Administrative Agent such information about such insurance as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Administrative Agent.

(b)           To the extent required pursuant to Section 6.3(a) above, each of Holdings and the Borrower will, and will cause each other Credit Party to, at all times keep their respective property that is subject to the Lien of any Security Document insured, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by any Credit Party) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law with respect to liability insurance, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days’ prior written notice thereof by the respective insurer to the Administrative Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the Lenders, and (iv) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent.

(c)           If any Credit Party shall fail to maintain any insurance in accordance with this Section, or if any Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation), to procure such insurance and the Borrower agrees to reimburse the Administrative Agent on demand, for all actual and reasonable costs and expenses of procuring such insurance.

6.4	Payment of Taxes and Claims.

Each of Holdings and the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of any Credit Party or any of its Subsidiaries; provided, however, that neither such Credit Party nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim if (a) it is being contested in good faith by proper proceedings,  (b) such proceedings have the effect of suspending the forfeiture or sale of the property or asset and suspending such property or asset from being subject to any related Lien that could reasonably be expected to be superior in priority to the Liens of the Administrative Agent, and (c) such Credit Party or such Subsidiary has maintained adequate reserves with respect thereto in accordance with GAAP.  Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Domestic Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.

6.5	Corporate Franchises.

Each of Holdings and the Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.2.  Each of Holdings and the Borrower will be, and will cause each of its Subsidiaries to be, duly qualified and authorized to do business in all jurisdictions where such Person is required to be so qualified except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

6.6	Good Repair.

Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, ensure that its equipment used in its business in whomsoever’s possession they may be, is kept in working order and condition, normal wear and tear excepted, and that from time to time there are made to such equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

6.7	Compliance with Statutes, etc.

Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those:  (i) being contested in good faith by appropriate proceedings, as to which adequate reserves are established to the extent required under GAAP and (ii) the noncompliance with which could not be reasonably expected to have, a Material Adverse Effect.

6.8	Compliance with Environmental Laws.

Without limitation of the covenants contained in Section 6.7:

(a)           Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by it, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and an adverse outcome in such proceedings could not reasonably be expected to have a Material Adverse Effect or result in liabilities (singly or in the aggregate) in excess of $7,500,000.

(b)           No Credit Party nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in material compliance with applicable Environmental Laws and in the ordinary course of business.

(c)           To the extent required to do so under any applicable order of any Governmental Authority, each Credit Party will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Credit Party or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

6.9	Certain Subsidiaries to Join in Subsidiary Guaranty.

In the event that at any time after the Closing Date, either Holdings or the Borrower acquires, creates or has any Domestic Subsidiary that is not already a party to the Subsidiary Guaranty, the Borrower or Holdings, as applicable, will promptly, but in any event within 15 Business Days (or such longer period to which the Administrative Agent may agree in its sole discretion), cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (a) a Joinder to the Subsidiary Guaranty (as described in the Subsidiary Guaranty), duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (b) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Domestic Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder and the other Loan Documents to which such Subsidiary is, or will be a party, together with such other corporate documentation and an opinion of counsel as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that, notwithstanding the foregoing, a Domestic Subsidiary shall not be required to become a party to the Subsidiary Guaranty so long as (A) such Domestic Subsidiary is a Non-Material Subsidiary, and (B) the aggregate of the total assets of all such Domestic Subsidiaries that are Non-Material Subsidiaries and that are not Credit Parties shall not exceed $25,000,000.

6.10	Additional Security; Further Assurances.

(a)          Additional Security.

Subject to subpart (b) below, in the event any Credit Party acquires, owns or holds, an interest in any personal property that is not at the time included in the Collateral, the Borrower will promptly notify the Administrative Agent in writing of such event, identifying the property or interests in question, and the Borrower will, or will cause such Credit Party to, within 15 Business Days (or such longer period to which the Administrative Agent may agree in its sole discretion) following request by the Administrative Agent, grant to the Administrative Agent for the benefit of the Secured Creditors (as defined in the Security Agreement) a Lien on such personal property pursuant to the terms of such security agreements, assignments or other documents as the Administrative Agent deems appropriate (collectively, the “Additional Security Documents”) or a joinder in any existing Security Document.  Furthermore, the Borrower shall cause to be delivered to the Administrative Agent such opinions of counsel, corporate resolutions, a Perfection Certificate and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)          Foreign and Non-Material Subsidiaries.

Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, (i) a Subsidiary shall not be required to become a party to any of the Security Documents so long as (A) such Subsidiary is a Non-Material Subsidiary, and (B) the aggregate of the total assets of all such Non-Material Subsidiaries that are not Credit Parties shall not exceed $25,000,000, (ii) no Credit Party shall be required at any time to pledge (or cause to be pledged) (A) more than 65% of the voting Equity Interests of any first tier Foreign Subsidiary, or any of the Equity Interests of any other Foreign Subsidiary, or to cause a Foreign Subsidiary to join in the Subsidiary Guaranty or to become a party to the Security Agreement or any other Security Document or (B) any Equity Interests of any Foreign Subsidiary that is a Non-Material Subsidiary, and (iii) the pledge of 65% of the voting Equity Interests of any first tier Foreign Subsidiary described in the foregoing clause (ii) shall (A) not be required unless the revenues attributable to all Foreign Subsidiaries are equal to or in excess of 25% of the consolidated revenues of the Borrower and its Subsidiaries, as disclosed and set forth in the most recent Compliance Certificate delivered pursuant to Section 6.1 (d) in respect of the quarterly financial statements required to be delivered pursuant to Section 6.1(c), (the “Foreign Subsidiary Revenue Threshold”), and (B) subject to the foregoing clause (A), only be required in respect of (1) first tier Foreign Subsidiaries that account for 5% or greater of such consolidated revenues and (2) first tier Foreign Subsidiaries that account for 80% or greater of the aggregate revenues of all Foreign Subsidiaries.

(c)          Further Assurances.

Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require, in each case in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, or to correct any errors, under United States law.

(d)          Non-Perfection in Certain Items of Collateral.

Notwithstanding anything in this Section or elsewhere in this Agreement or any other Loan Document to the contrary, to the extent that the Administrative Agent, in its sole discretion, determines that the expense associated with perfecting, recording or filing the security interests or Liens granted or to be granted pursuant to any Security Document in any item of Collateral exceeds the benefits to the Administrative Agent, the Lenders and the other parties, if any, secured thereby, attained or to be attained by such perfection, recording or filing, the Administrative Agent may waive the requirement of perfecting, recording or filing such security interest or Lien in such Collateral.

(e)          Additional Mortgaged Property.

To the extent not otherwise provided in Section 7.3(j) hereof, if at any time after the Closing Date any Credit Party shall own any Real Property other than Leaseholds (each an “Additional Mortgaged Property”), such Credit Party shall, upon the request of the Administrative Agent, deliver to the Administrative Agent the following:

(i)              an executed Mortgage, in one of the forms attached hereto as Exhibit J, as appropriate;

(ii)            a Mortgage Policy issued by a Title Company, in an amount not less than the amount reasonably required therefor by the Administrative Agent (taking into account the estimated value of the property involved), insuring the Administrative Agent that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on the respective Additional Mortgaged Property encumbered thereby and confirming that fee simple title to such Additional Mortgaged Property is vested in the applicable Credit Party, which Mortgage Policy shall include such endorsements and affirmative coverage as reasonably required by the Administrative Agent, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(iii)           a title report issued by the Title Company with respect thereto dated not more than 30 days prior to the date of the Mortgage Policy and satisfactory in form and substance to the Administrative Agent;

(iv)            copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgage Policy or in such title report, to the extent available from the applicable public records or the records of the Title Company or the Credit Parties;

(v)             a Phase I environmental report, in form and substance reasonably satisfactory to the Administrative Agent, and to the extent in existence, all other reports prepared by independent environmental engineering or consulting firms with respect such Additional Mortgaged Property, in each case, with reliance language therein reasonably satisfactory to the Administrative Agent or, in the alternative, with a reliance letter addressed and reasonably satisfactory to the Administrative Agent;

(vi)            a completed FEMA Standard Flood Hazard Determination for such Mortgaged Property; and

(vii)           an A.L.T.A. survey, in form and substance reasonably satisfactory to the Administrative Agent, and sufficient to allow the Title Company to issue the Mortgage Policy without a survey exception and with such endorsements and affirmative coverage as reasonably required by the Administrative Agent.

6.11	Casualty and Condemnation

If any Event of Loss results in Net Cash Proceeds (whether in the form of insurance proceeds, a condemnation award or otherwise), a portion or all of which is required to be applied as a prepayment of the Loans pursuant to Section 2.12(b), the Administrative Agent is authorized to collect such Net Cash Proceeds from any and all third parties and, if received by any Credit Party, the Borrower and Holdings will, or will cause any applicable Credit Party to, pay over such Net Cash Proceeds to the Administrative Agent for application to the Loans pursuant to Section 2.12(b) (it being understood that the forgoing Section 6.11 shall not be applicable to the extent any such Credit Party is permitted to retain possession of any such Net Cash Proceeds in accordance with such Section 2.12(b)).

6.12	Certain Post-Closing Obligations.

(a)          Foreign Stock Pledges.

If and only to the extent required by Section 6.10(b), within 180 days of the delivery of the Closing Certificate disclosing the Foreign Subsidiary Revenue Threshold had been met (or such later date consented to by the Administrative Agent in its reasonable credit judgment), the Borrower shall provide to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, appropriate documentation to effectuate the pledge of 65% of the voting Equity Interests and 100% of the non-voting Equity Interest of any first tier Foreign Subsidiary of Holdings.

(b)          Real Estate Documents.

On or before the date that is 30 days after the Closing Date (or such later date approved by the Administrative Agent in its reasonable credit judgment), each Credit Party shall provide to the Administrative Agent a Mortgage with respect to its Real Property owned on the Closing Date, along with each of the other items required to be delivered in connection with each Mortgage pursuant to Section 6.10(e), including, without limitation, evidence of adequate flood insurance.  So long as such Mortgage is not in effect, no Collateral having a value in excess of $500,000 in the aggregate shall be located on such property.

(c)          Collateral Access Agreements.

To the extent requested by the Administrative Agent, Holdings and the Borrower will, and each of them will cause each of its Subsidiaries to, use commercially reasonable efforts to promptly (and in any event within 60 days following such request) obtain, Collateral Access Agreements with respect to any location at which any tangible items of Collateral with a value in excess of $500,000 are located.

Section 7	NEGATIVE COVENANTS

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Revolving Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations (other than contingent indemnification obligations not yet due and payable) incurred hereunder and under the other Loan Documents, have been paid in full:

7.1	Changes in Business.

No Credit Party nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, that would then be engaged in by such Credit Party and its Subsidiaries, would be materially and substantially changed from the business engaged in by such Credit Party and its Subsidiaries on the Closing Date or not otherwise ancillary, complementary or a reasonable extension thereof.

7.2	Consolidation, Merger, Acquisitions, Asset Sales, etc.

Neither Holdings nor the Borrower will, nor will either of them permit any Subsidiary to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) make or otherwise effect any Asset Sale, or (v) agree in writing to do any of the foregoing at any future time, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted:

(a)           the merger, consolidation or amalgamation of (i) any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; (ii) any Subsidiary of the Borrower with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; or (iii) any Foreign Subsidiary of the Borrower with or into any other Foreign Subsidiary of the Borrower;

(b)           the merger, consolidation or amalgamation of the Borrower with or into Holdings, provided that Holdings is the surviving entity (it being agreed that in the event such a transaction occurs (i) Holdings shall become the Borrower for all purposes under this Agreement, (ii) Section 7.13 of the Credit Agreement shall no longer be effective and (iii) each other provision of this Agreement applicable to either Holdings or the Borrower shall then be applicable to Holdings).

(c)           the merger of any Domestic Subsidiary that is not required to be a Subsidiary Guarantor hereunder into another Domestic Subsidiary that is not required to be a Subsidiary Guarantor;

(d)           the voluntary dissolution or liquidation of any Subsidiary that is an inactive or dormant Non-Material Subsidiary;

(e)           any Asset Sale by (i) the Borrower to any other Credit Party, (ii) any Subsidiary of the Borrower to any Credit Party, or (iii) any Foreign Subsidiary of the Borrower to any other Foreign Subsidiary of the Borrower;

(f)            [Reserved];

(g)           the Borrower or any Subsidiary may make any Permitted Acquisition, provided that all of the conditions contained in such definition are satisfied; and

(h)           in addition to any Asset Sale permitted above, the Borrower or any of its Subsidiaries may consummate any Asset Sale, provided that:  (i) in the case of any Asset Sale involving consideration of $5,000,000 or more but less than $10,000,000, the Borrower shall provide to the Administrative Agent, within 30 days of  the consummation of such Asset Sale, a description of such Asset Sale, notice of the date such Asset Sale was consummated, a description of the sale price or other consideration for such Asset Sale and such other information as the Administrative Agent shall reasonably request;  (ii) in the case of any Asset Sale involving consideration in excess of $10,000,000, at least five Business Days prior to the date of completion of such Asset Sale, the Borrower shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Borrower, which certificate shall contain (A) a description of the proposed Asset Sale, the date such Asset Sale is scheduled to be consummated, the estimated sale price or other consideration for such Asset Sale, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from the consummation of such Asset Sale; (iii) in all cases, if such Asset Sale involves consideration in excess of $5,000,000, the consideration for each such Asset Sale represents fair value and at least 90% of such consideration consists of cash; and (iv) in all cases, the aggregate amount of all Asset Sales made pursuant to this Section 7.2(h) during any fiscal year of Holdings shall not exceed $25,000,000.

7.3	Liens.

Neither Holdings nor the Borrower will, nor will either of them permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of Holdings, the Borrower or any such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a)           any Standard Permitted Lien;

(b)           Liens in favor of Designated Hedge Creditors arising under Designated Hedge Agreements;

(c)           Liens in existence on the Closing Date that are listed in Schedule 7.3 hereto and extensions or renewals of such Liens, so long as such Liens being extended or renewed do not extend to any other property or assets other than proceeds and replacements and the aggregate principal amount of Indebtedness secured by such Liens is not increased;

(d)           Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by the Borrower or any Subsidiary, provided that (A) such Liens only secure Indebtedness permitted by Section 7.4(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 30 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets other than proceeds and replacements;

(e)           Liens (i) on fixed or capital assets and other assets that are not current assets in connection with Indebtedness assumed pursuant to Section 7.4(d); or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that, in the case of both (i) and (ii) above, the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets of the Borrower or any of its Subsidiaries other than proceeds and replacements;

(f)           Liens securing Indebtedness permitted pursuant to Section 7.4(e), provided that (i) such Liens shall not apply to any other property or assets of Holdings or any Subsidiary, and (ii) in the case of Holdings or any Domestic Subsidiary, such Liens are only placed on fixed or capital assets or other assets that are not current assets;

(g)           vendor Liens granted in the ordinary course of business in connection with the customary terms for purchase of materials, supplies and equipment in European countries;

(h)           in addition to any Lien permitted pursuant to any of the foregoing subparts, liens securing obligations not in excess of the aggregate amount of $1,000,000, not incurred in connection with the borrowing of money;

(i)           any Lien granted to the Administrative Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement; and

(j)           Liens that are placed on newly acquired Real Property by the issuer of a letter of credit or other credit enhancer in connection with an industrial revenue bond financing or other comparable state incentive financing for such acquisition by the Borrower or any Subsidiary thereof so long as:  (i) the Indebtedness secured thereby does not exceed the value of such Real Property and any improvements to be financed by such industrial revenue bonds, (ii) such Liens shall not encumber any other assets of the Credit Parties or their Subsidiaries, and (iii) if such Real Property contains operating assets of the Credit Parties or their Subsidiaries, the Administrative Agent shall have received an appropriate Collateral Access Agreement with respect to such Real Property.  Each of Holdings and the Borrower shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to grant to the Administrative Agent, on behalf of the Secured Creditors (as defined in the Security Agreement), a second Mortgage in any such Real Property in accordance with the requirements of the Security Agreement.

7.4	Indebtedness.

Neither Holdings, nor the Borrower will, nor will either of them permit any Subsidiary to, contract, create, incur, assume or suffer to exist any Indebtedness of any Credit Party or any of its Subsidiaries, except:

(a)           Indebtedness incurred under this Agreement and the other Loan Documents;

(b)           the Indebtedness existing on the Closing Date and set forth on Schedule 7.4 hereto, and any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

(c)           (i) Indebtedness consisting of Capitalized Lease Obligations of the Borrower and its Subsidiaries, (ii) Indebtedness secured by a Lien referred to in Section 7.3(d), and (iii) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (c) shall not exceed $25,000,000 at any time:

(d)           Indebtedness assumed in connection with a Permitted Acquisition, provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition, (ii) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (iii) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.8 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, (iv) the aggregate principal amount of such Indebtedness assumed in connection with any one Permitted Acquisition shall not exceed $15,000,000, and (v) the aggregate principal amount of such Indebtedness assumed in connection with all Permitted Acquisitions since the Closing Date shall not exceed $50,000,000;

(e)           Indebtedness (including Redeemable Stock) issued by Holdings, the Borrower or any Subsidiary thereof to the seller or sellers of an entity being acquired in connection with a Permitted Acquisition, provided that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.8 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iii) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $25,000,000:

(f)           Indebtedness constituting Permitted Foreign Subsidiary Loans and Investments;

(g)          [Reserved];

(h)          any intercompany loans and Capital Leases (i) made by the Borrower or any Subsidiary to any Credit Party; or (ii) made by any Foreign Subsidiary to any other Foreign Subsidiary;

(i)           Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements, provided such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

(j)           Indebtedness constituting Guaranty Obligations permitted by Section 7.5;

(k)          Indebtedness issued pursuant to the Parent Equity-Linked Securities, provided that:  (i) the aggregate original principal amount at issuance of all such Indebtedness does not exceed $150,000,000; and (ii) the scheduled maturity of such Indebtedness is no earlier than six months after the Revolving Facility Termination Date as is in effect at the time of determination, (iii) such Indebtedness is unsecured and (iv) prior the Borrower’s issuance of the Parent Equity-Linked Securities, the Administrative Agent shall have provided its written consent to the material terms thereof, including, without limitation, those terms that address rights to convertibility, such consent not to be unreasonably withheld (it being agreed that the Administrative Agent shall not request a fee from the Borrower for providing such consent).

(l)           other Indebtedness of the Borrower to the extent not permitted by any of the foregoing clauses, provided that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) the Borrower and its Subsidiaries shall be in compliance with the covenant set forth in the financial covenants set forth in Section 7.8 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iii) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $10,000,000; and

(m)         other Indebtedness of the Borrower to the extent not permitted by any of the foregoing clauses, provided that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) such Indebtedness shall constitute Subordinated Indebtedness, (iii) the Borrower and its Subsidiaries shall be in compliance with the covenant set forth in the financial covenants set forth in Section 7.8 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iv) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $50,000,000.

7.5	Investments and Guaranty Obligations .

Neither Holdings nor the Borrower will, nor will either of them permit any Subsidiary to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a)          Investments by the Borrower or any of its Subsidiaries in cash and Cash Equivalents;

(b)          any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c)          the creation and holding by the Borrower and its Subsidiaries of receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)          any Permitted Creditor Investment;

(e)          loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided the aggregate outstanding amount of all such loans and advances shall not exceed $1,000,000 at any time;

(f)           to the extent not permitted by any of the other subparts in this Section, Investments existing as of the Closing Date and described on Schedule 7.5 hereto;

(g)         any Guaranty Obligations of the Borrower or any Subsidiary in favor of the Administrative Agent, each LC Issuer and the Lenders and any other Benefited Creditor in respect of any Designated Hedge Agreement pursuant to the Loan Documents;

(h)          Investments of the Borrower and its Subsidiaries in Hedge Agreements permitted to be to entered into pursuant to this Agreement;

(i)           Investments (i) of the Borrower or any of its Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of the Borrower in any Credit Party made after the Closing Date, (ii) of any Credit Party in any other Credit Party (other than the Borrower) made after the Closing Date, or (iii) constituting Permitted Foreign Subsidiary Loans and Investments;

(j)           Investments of any Foreign Subsidiary in any other Subsidiary of the Borrower;

(k)          intercompany loans and advances permitted by Section 7.4(f);

(l)           the Acquisitions permitted by Section 7.2;

(m)         any Guaranty Obligation incurred by any Credit Party with respect to Indebtedness of another Credit Party which Indebtedness is permitted by Section 7.4;

(n)          Investments of the Borrower and its Subsidiaries, not to exceed $5,000,000 in the aggregate at any time, in corporate bonds with maturities of not more than four years so long as such bonds are rated at least BBB by S&P or Baa2 by Moody’s; and

(o)          other Investments by the Borrower or any Subsidiary of the Borrower in any other Person (other than the Borrower or any of its then existing Subsidiaries) made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this subpart and outstanding at any time shall not exceed an aggregate of $10,000,000, taking into account the repayment of any loans or advances comprising such Investments.

7.6	[Reserved].

7.7	Restricted Payments.

Neither Holdings nor the Borrower will, nor will either of them permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)          Holdings or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b)           (i) any Subsidiary of the Borrower may declare and pay or make Capital Distributions to the Borrower or any Subsidiary of the Borrower, (ii) any Foreign Subsidiary of the Borrower may declare and pay or make Capital Distributions to any other Foreign Subsidiary or to any Credit Party, and (iii) the Borrower may declare and pay or make Capital Distributions in cash to Holdings, but only in the amounts necessary for Holdings to make permitted Capital Distributions in accordance with this Section 7.7 and solely to the extent that Holdings will promptly make those Capital Distributions to its shareholders;

(c)          the Borrower may make (or may dividend to Holdings so that Holdings may make):

(i)           regularly scheduled payments of interest with respect to the Indebtedness outstanding under the Parent Equity-Linked Security Documents; and

(ii)           prepayment in whole or in part of any Indebtedness incurred pursuant to the Parent Equity-Linked Security Documents (or other redemption, repurchase, retirement, direct or indirect of such Indebtedness, or the exercise of any right of legal defeasance, covenant defeasance or similar right with respect thereto); provided that (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) after giving effect thereto, the Total Leverage Ratio would be less than 3.00 to 1.00, and in connection therewith, proceeds of Loans may be used to make such prepayment, so long as, at the time of such prepayment, and after giving effect to such Loans.  the sum of the Unused Total Revolving Commitment and Unrestricted Cash of the Borrower less the aggregate principal amount of Swing Loans outstanding at such time is not less than $50,000,000;

(d)          the Borrower may make regularly scheduled payments of interest with respect to any Subordinated Indebtedness incurred pursuant to Section 7.4(m); and

(e)          Holdings may declare and pay or make Capital Distributions, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrower will be in compliance with the financial covenants set forth in Section 7.8 after giving pro forma effect to each such Capital Distribution, and (iii) the aggregate amount of all Capital Distributions made by the Borrower during any fiscal year shall not exceed $10,000.000;

7.8	Financial Covenants.

(a)          Total Leverage Ratio.

The Borrower will not permit at any time the Total Leverage Ratio of Holdings to be greater than 3.25 to 1.00.

(b)          Fixed Charge Coverage Ratio.

The Borrower will not permit at any time the Fixed Charge Coverage Ratio of Holdings to be less than 1.50 to 1.00.

7.9	Limitation on Certain Restrictive Agreements.

Neither Holdings nor the Borrower will, nor will they permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by any Credit Party or any Subsidiary of any Credit Party, or pay any Indebtedness owed to any Credit Party or a Subsidiary of any Credit Party, or to make loans or advances to any Credit Party or any of the Credit Parties’ other Subsidiaries, or transfer any of its property or assets to any Credit Party or any of the Credit Parties’ other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Sections 7.3(c), 7.3(d), 7.3(e) and 7.3(f), (vi) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 7.4, (vii) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.4, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.3, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

7.10	Transactions with Affiliates.

Neither Holdings nor the Borrower will, nor will they permit any of their Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than pursuant to the reasonable requirements of any such Credit Party’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

7.11	Plan Terminations, Minimum Funding, etc.

Neither Holdings nor the Borrower will, nor will they permit any other Credit Party or any ERISA Affiliate to, (i) terminate any Plan or Plans in a non-standard termination (other than a Multiple Employer Plan or partially or totally withdraw from a Multiemployer Plan)  that could reasonably be expected to result in liabilities of the Credit Parties or any ERISA Affiliate, together with all aggregate liabilities under clause (ii) hereof, in excess of $15,000,000 in the aggregate, (ii) permit to exist one or more events or conditions that present a material risk of the termination by the PBGC of any Plan or Plans with respect to which any Credit Party or any Subsidiary of any Credit Party or ERISA Affiliate would, in the event of such termination, incur liability, together with all aggregate liabilities under clause (i) hereof,  in excess of $15,000,000 in the aggregate, (iii) fail to materially comply with the minimum funding standards of ERISA and the Code with respect to any Plan (other than a Multiple Employer Plan or a Multiemployer Plan), or (iv) fail to satisfy all material contribution obligations in respect of any Multiemployer Plan or Multiple Employer Plan.

7.12	Modifications to Certain Agreements.

Once the initial Parent Equity-Linked Security Documents are executed or the Parent Equity-Linked Securities issued, neither Holdings nor the Borrower will, nor will they permit any of their Subsidiaries to, amend, restate, supplement or otherwise modify, in a manner which is adverse in any material respect to the Administrative Agent or the Lenders, or enter into any consent or waiver with respect to which is adverse in any material respect to the Administrative Agent or the Lenders, the Parent Equity-Linked Securities or the other Parent Equity-Linked Security Documents without the prior written consent of the Administrative Agent.

7.13	Activities of Holdings.

Holdings shall not engage in any trade or business or incur any Indebtedness other than to (i) hold, manage and direct its equity and debt positions in the Borrower and to perform its obligations under existing arrangements with its stockholders (ii) as required by law as a publicly registered company and (iii) as a party to this Agreement and the Loan Documents, and take actions in each case incident thereto.

7.14	Anti-Terrorism Laws.

Neither Holdings nor the Borrower will, nor will they permit any of their Subsidiaries to be in violation of any law or regulation, or identified in any list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act), that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Credit Parties.

Section 8	EVENTS OF DEFAULT

8.1	Events of Default.

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a)           Payments:  the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, or any Fees or any other Obligations; or

(b)           Representations, etc.:  any representation, warranty or statement made by the Borrower, Holdings or any other Credit Party herein or in any other Loan Document or in any statement, agreement, instrument or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c)           Certain Covenants:  the Borrower or Holdings shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.1, 6.9, 6.10 (excluding Section 6.10(c)), 6.12 or Section 7 of this Agreement; or

(d)           Other Covenants:  the Borrower or Holdings shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document, other than those referred to in Section 8.1(a) or 8.1(b) or 8.1(c) above, and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent; or

(e)           Cross Default Under Other Agreements:  any Credit Party or any of its Subsidiaries shall default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness the effect of which is to cause, or permit the holder(s) of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of such Credit Party or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof or by a mandatory prepayment required as a result of the issuance of additional debt or equity); or

(f)           Invalidity of Loan Documents; Liens:  (i) any material provision of any Loan Document, and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Credit Party contests in any manner the validity or enforceability of any provision of any Loan Document to which it is a party and which has not been terminated in accordance with its terms; (iii) any Credit Party denies that it has any or further liability or obligation under any Loan Document to which it is a party and which has not been terminated in accordance with its terms, or purports to revoke, terminate or (other than in accordance with its terms) rescind any Loan Document; or (iv) the Administrative Agent shall not have or shall cease to have a valid and perfected Lien (with respect to Intellectual Property, to the extent perfection may be achieved under United States law and provided that additional filings may have yet to be made to perfect the Lien with respect to any Copyright, Patent or Trademark acquired by the Credit Parties after the Closing Date) in any Collateral purported to be covered by the Security Documents with the priority required by this Agreement and the relevant Security Document (or shall no longer be prior to any Lien specified in clauses (i) or (viii) of the definition of Standard Permitted Lien herein), in each case for any reason; or

(g)          Judgments:  one or more judgments, orders or decrees shall be entered against any Credit Party and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $2,000,000 or more in the aggregate for all such unvacated.  undischarged, unstayed or unbonded (as set forth below) judgments, orders and decrees for the Borrower and its Subsidiaries, and any such judgments or orders or decrees shall not have been (i) duly paid, or (ii) vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(h)          Insolvency Event:  any Insolvency Event shall occur with respect to any Credit Party or any Subsidiary of any Credit Party; or

(i)           ERISA:  (i) any of the events described in clauses (i) through (x) of Section 6.1(g) shall have occurred which result in or could reasonably be expected to result in liabilities of the Credit Parties in excess of $15,000,000 in the aggregate for all such events or (ii) there shall result any event which gives rise to a Lien under Section 302(f) or any other applicable section of ERISA with respect to obligations in excess of $3,000,000 in the aggregate (it being understood that the forgoing provision shall in no way modify the requirements of Section 6.1(g)); or

(j)           Change of Control:  there occurs a Change of Control.

8.2	Remedies.

Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions:

(a)          declare the Revolving Commitments terminated, whereupon the Revolving Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b)          declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreements) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; or

(c)          exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.1(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

8.3	Application of Certain Payments and Proceeds.

All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows

(i)           first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Section 3) payable to the Administrative Agent in its capacity as such;

(ii)        second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Section 3) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts:

(iii)       third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv)         fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts, and (B) the amounts due to (1) Lenders and their Affiliates in respect of Banking Services Obligations and (2) Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

(v)          fifth, to the Administrative Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;

(vi)        sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, each LC Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors and the Lenders and their Affiliates in respect of Banking Services Obligations ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vii)        finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

Section 9	THE ADMINISTRATIVE AGENT AND OTHER AGENTS

9.1	Appointment.

Each Lender hereby irrevocably designates and appoints JPMCB to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes JPMCB as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to, the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Section.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.  Except for Section 9.11, the provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

9.2	Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall also be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currency.

9.3	Exculpatory Provisions.

Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence, material breach in bad faith of the express contractual obligations under the Loan Documents pursuant to a claim made by a Lender, or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of the Borrower or any Subsidiary of the Borrower or any of their respective officers to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary of the Borrower.  The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

9.4	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Lenders, or all Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

9.5	Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6	Non-Reliance.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries.  The Administrative Agent shall not have any duty or responsibility to provide any Lender, and shall not be liable for the failure to provide any Lender, with any credit or other information, including without limitation information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties other than as specifically required by this Agreement..

9.7	No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”).

9.8	USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification.  certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

9.9	Indemnification.

The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans) (determined at the time such indemnification is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent (in its capacity as Administrative Agent) or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower, provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct.  If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section shall survive the payment of all Obligations.

9.10	The Administrative Agent in its Individual Capacity.

The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder.  With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.11	Successor Administrative Agent.

The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each LC Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank or a trust company or other financial institution which maintains an office in New York, New York, or a commercial bank organized under the laws of the United States or of any State thereof and which maintains an office in New York, New York, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least $500,000,000.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent meeting the requirements set forth in the preceding sentence; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 11.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.12	Other Agents.

Except as expressly set forth elsewhere in this Agreement, any Lender identified herein as a Syndication Agent (or Co-Syndication Agent), Documentation Agent (or Co-Documentation Agent), Lead Arranger (or Co-Lead Arranger), Book Runner or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such.  Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 10	GUARANTY

10.1	Guaranty by the Borrower.

The Borrower hereby unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”):  (a) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Borrower) under this Agreement, and (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Credit Party (other than the Borrower) under any Banking Services Agreement, Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code).  Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

10.2	Additional Undertaking.

As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrower under Section 10.1 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrower, as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

10.3	Guaranty Unconditional.

The obligations of the Borrower under this Section shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a)          any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

(b)          any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to the Borrower Guaranteed Obligations;

(c)          any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

(d)          any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations:

(e)          the existence of any claim, set-off or other rights which the Borrower may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other person, whether in connection herewith or any unrelated transactions;

(f)           any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or

(g)          any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations under this Section, all of which the Borrower hereby unconditionally waives to the fullest extent permitted by law, other than the irrevocable payment in full of all Borrower Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable).

10.4	Waivers.

The Borrower unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Section are concerned, (a) notice of any of the matters referred to in Section 10.3, (b) all notices required by statute, rule of law or otherwise to preserve any rights against the Borrower hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non-payment of any of the Borrower Guaranteed Obligations, notice of acceptance of the provisions of this Section 10, notice of the incurrence of any of the Borrower Guaranteed Obligations, notice of any failure on the part of any Credit Party, any of their Subsidiaries or Affiliates, or any other Person, to perform or comply with any term or provision of the Credit Agreement, any other Loan Document or any other agreement or instrument to which such Credit Party or any other Person is a party, or notice of the commencement of any proceeding against any other Person or its any of its property or assets, (c) any right to the enforcement, assertion or exercise against any Credit Party or against any other Person or any collateral of any right, power or remedy under or in respect of the Credit Agreement, any other Loan Document or any other agreement or instrument, and (d) any requirement that any such Credit Party be joined as a party to any proceedings against the Borrower or any other Person for the enforcement of any term or provision of the Credit Agreement, the other Loan Documents, the provisions of this Section 10 or any other agreement or instrument.

10.5	Borrower Obligations to Remain in Effect; Restoration.

The Borrower’s obligations under this Section shall remain in full force and effect until the Revolving Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable), and all other amounts payable by the Borrower, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable), shall have been paid in full in cash.  If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower’s obligations under this Section with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

10.6	Waiver of Acceptance, etc.

The Borrower irrevocably waives, to the full extent permitted by applicable law, acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

10.7	Subrogation.

Until the payment in full in cash of all of the Obligations (other than contingent indemnification obligations not yet due and payable) and the termination of the Revolving Commitments hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this section to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

10.8	Effect of Stay.

In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Section forthwith on demand by the Administrative Agent.

Section 11	MISCELLANEOUS

11.1	Payment of Expenses, etc.

The Borrower agrees to pay all of the following:  (i) whether or not the transactions contemplated hereby are consummated, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Co-Lead Arranger in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Revolving Commitments, including, without limitation, the reasonable fees and disbursements of any individual primary outside counsel to the Administrative Agent and the Co-Lead Arranger plus one additional local counsel in each local jurisdiction as may be appropriate; (ii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to any of the Loan Documents, including, without limitation, the reasonable fees and disbursements of any individual primary outside counsel to the Administrative Agent and the Co-Lead Arranger plus one additional local counsel in each local jurisdiction as may be appropriate; (iii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Co-Lead Arranger and the Lenders and any of their Affiliates that are owed any Obligations in connection with the enforcement of any of the Loan Documents, including, without limitation, the reasonable fees and disbursements of any individual primary counsel to the Administrative Agent and the Co-Lead Arranger, plus one additional local counsel in each local jurisdiction, as may be appropriate (and single primary counsel for the Lenders), plus additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses; and (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.

11.2	Indemnification.

The Borrower agrees to indemnify the Administrative Agent, each Lender and the Co-Lead Arranger and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all actual penalties, losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any such Indemnitee is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document, or (ii) (A) the presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or operated by any Credit Party or any of its Subsidiaries, (B) the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by any Credit Party or any of its Subsidiaries, (C) the non-compliance by any Credit Party or any of its Subsidiaries with Environmental Laws (including applicable permits thereunder) applicable thereto, or (D) any Environmental Claim asserted against any Credit Party or any of its Subsidiaries, in respect of any such owned, leased or operated Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence, willful misconduct or material breach in bad faith of the express contractual obligations under the Loan Documents pursuant to a claim made by the Borrower, of the Administrative Agent or any Lender as finally determined by a court of competent jurisdiction).  To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

11.3	Right of Setoff.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized, except to the extent prohibited by law, at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.  Each Lender and LC Issuer agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

11.4	Equalization.

(a)          Equalization.

If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Section 3), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(b)          Recovery of Amounts.

If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c)          Consent of Borrower.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Failure to Make Payment.

If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3(b) or (c), 2.4(g), 2.6(e), 2.6(f) or 9.9, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swing Line Lender or the applicable LC Issuer to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

11.5	Notices.

(a)          Generally.

Except in the case of notices and other communications expressly permitted hereunder to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)           if to the Borrower, to it at:

Roller Bearing Company of America, Inc.
One Tribology Center
Oxford, Connecticut 06478
Attention:  Chief Financial Officer and Corporate General Counsel
Telephone No.:  (203) 267-7001
Facsimile No.:  (203) 267-5001 Email:  dbergeron@rbcbearings.com,
twilliams@rbcbearings.com

with a copy, in the case of a notice of Default, to:

Kirkland & Ellis LLP
153 E. 53rd Street
New York, New York 10022
Attention:  Armand A. Della Monica and Patricia Betterly
Telephone No.:  (212) 446-4800
Facsimile No.:  (212) 446-6460
Email:  armand.dellamonica@kirkland.com,
patricia.betterly@kirkland.com

(ii)         if to any other Credit Party, to it, care of the Borrower, at the Borrower’s address listed above;

(iii)        if to the Administrative Agent, to it at the Notice Office; and

(iv)         if to a Lender, to it at its address (or telecopier number) set below its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.6 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b)          Receipt of Notices.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone.  Notices delivered through electronic communications to the extent provided in subpart (c) below, shall be effective as provided in such subpart (c).

(c)          Electronic Communications.

(i)          Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(i), 6.1(j) or 6.1(k) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent, any LC Issuer or the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(ii)        The Borrower agrees that the Administrative Agent may make any information delivered by the Borrower to the Administrative Agent pursuant to Section 6.1 available to the Lenders by posting such notices on a secured website (such as IntraLinks) or another secured electronic medium acceptable to the Borrower.  The Borrower acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) such secured website and other electronic medium are provided “as is” and “as available” and (C) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of any such secured website or other electronic medium and each expressly disclaims liability for errors or omissions in any material or other information distributed via any such secured website or other electronic medium.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with any such secured website or other electronic medium.

(iii)       Each Lender agrees that notice to such Lender (as provided in the next sentence) specifying that any information provided by the Borrower to the Administrative Agent pursuant to Section 6.1 has been posted on any secured website or other electronic medium in accordance with Section 11.5(c)(ii) above shall constitute effective delivery of such information to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of such information to such Lender by email or telecopier.  Each Lender agrees (A) to notify the Administrative Agent in writing of such Lender’s e-mail address to which such notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (B) that any notice may be sent to such e-mail address.

(d)          Change of Address, Etc.

Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.5(a).

11.6	Successors and Assigns.

(a)          Successors and Assigns Generally.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that neither Holdings nor the Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.6.

(b)          Participations.

Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee, provided that in the case of any such participation,

(i)          the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii)        such Lender’s obligations under this Agreement (including, without limitation, its Revolving Commitments hereunder) shall remain unchanged,

(iii)       such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv)        such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v)         the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except only that the participant shall be entitled to the benefits of Section 3, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(c); provided that a participant shall not be entitled to receive any greater payments under Section 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold, unless (i) the sale of the participation is made with the Borrower’s prior written consent, and (ii) such participant agrees, for the benefit of the Borrower, to comply with Section 3.3(b) as though it were a Lender;

and, provided further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Revolving Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Revolving Commitment), (y) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except strictly in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

(c)           Assignments by Lenders.

(i)          Any Lender may assign all, or if less than all, any portion of its Loans, LC Participations, Swing Loan Participations and/or Revolving Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A)           except in the case (x) of an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Revolving Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund of any Lender, the aggregate amount of the Revolving Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $5,000,000;

(B)           in the case of any assignment to an Eligible Assignee at the effective time of any such assignment, as determined by the Administrative Agent in accordance with subsection (iv) below, the Lender Register shall be deemed modified to reflect the Revolving Commitments of such new Lender and of the existing Lenders;

(C)           upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Revolving Commitments; and

(D)           unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (treating multiple contemporaneous assignments to or from Approved Funds of a single Lender as one assignment for purposes of such requirement).

(ii)        To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Commitments.

(iii)       At the time of each assignment pursuant to this subpart (c) to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.3(b) to the extent it is legally able to do so.

(iv)        With respect to any Lender, the transfer of any commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Revolving Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Commitment and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Revolving Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c).

 (v)        Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (B) any Lender that is a trust, limited liability company, partnership, fund or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it.  No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

11.7	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.  Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

11.8	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the Supreme Court of the State of New York sitting in New York County or in the United States District Court of the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to Section 11.5, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law.  Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b)           The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in Section 11.8(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

11.9	Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

11.10	Integration.

This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof; provided, however, that, notwithstanding the foregoing, any term or provision set forth in that certain Commitment Letter, dated as of October 15, 2010, among the Borrower, JPMCB and J.P. Morgan Securities LLC that, pursuant to the express terms of such letter, survives beyond the Closing Date, shall continue to remain in effect in accordance with the terms of such letter.

11.11	Headings Descriptive.

The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.12	Amendment or Waiver.

(a)           Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower, the Administrative Agent and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i)          no change, waiver or other modification shall

(A)           increase the amount of the Revolving Commitment of any Lender hereunder (other than as provided in Section 2.2(b)), without the written consent of such Lender;

(B)           extend or postpone the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit in which such Lender has an LC Participation beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to Revolving Commitment of any Lender, without the written consent of such Lender;

(C)           reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment to defined terms used in financial covenants), without the written consent of such Lender (it being understood that a modification to or waiver of Section 2.12(b)(iv), 2.12(b)(v) or 2.12(b)(vi) or to the definitions Cash Proceeds or Net Cash Proceeds shall only require the consent of the Required Revolving Lenders);

(D)           reduce the amount of any Unpaid Drawing, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of each Revolving Lender; or

(E)           reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender;

(ii)         no change in, or waiver or other modification otherwise affecting, the amount or time of payment of any scheduled or mandatory reduction in the Total Revolving Commitment provided for in Section 2.11 to which a Revolving Lender shall be entitled shall be made without the written consent of each Revolving Lender;

(iii)       unless another subpart of this Section 11.12 is specifically applicable, no change, waiver or other modification directly affecting the rights and benefits of the Revolving Lenders, and not all Lenders in a like or similar manner, shall be made without the written consent of the Required Revolving Lenders;

(iv)        no change, waiver or other modification or termination shall, without the written consent of each Lender directly affected thereby,

(A)           release the Borrower or Holdings from any of its obligations hereunder or any Loan Document, except in accordance with this Agreement;

(B)           release the Borrower from its guaranty obligations under Section 10 or release any Credit Party from the Subsidiary Guaranty, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement;

(C)           release all or substantially all of the Collateral, except in accordance with this Agreement;

(D)           amend, modify or waive any provision of this Section 11.12, Section 2.13(c) or 2.13(e), Section 8.3, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Revolving Commitments, is by the terms of such provision explicitly required;

(E)           reduce the percentage specified in, or otherwise modify, the definition of Required Lenders or Required Revolving Lenders; or

(F)           consent to the assignment or transfer by the Borrower or Holdings of any of its rights and obligations under this Agreement.

(v)         the Administrative Agent, without the direction or separate authorization of the Required Lenders, may approve any change, waiver or other modification that is of a routine, administrative, ministerial or non-controversial nature, as reasonably determined by the Administrative Agent, and any such change, waiver or modification approved by the Administrative Agent shall be binding on the Lenders.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b)           No provision of Section 2.4 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby.

(c)           No provision of Section 9 may be amended without the consent of the Administrative Agent and no provision of Section 2.3 may be amended without the consent of the Swing Line Lender.

(d)           No amendment to Section 2.14 of this Agreement shall be effective without the written consent of the Administrative Agent, the Swing Line Lender and each LC Issuer.

(e)           To the extent the Required Lenders (or all of the Lenders as shall be required by this Section) waive the provisions of Section 7.2 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.2, (i) such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of Credit Party that is a party to the Subsidiary Guaranty or the Parent Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock shall be released from the Security Agreement and such Credit Party shall be released from the Subsidiary Guaranty or the Parent Guaranty, as applicable; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

11.13	Survival of Indemnities.

All indemnities set forth herein including, without limitation, in Section 3 (subject to the limitations set forth Section 3.1(c)), Section 9.9 or Section 11.2 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations and any assignment made pursuant to Section 11.6(c).

11.14	Domicile of Loans.

Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.1 resulting from any such transfer (other than a transfer pursuant to Section 3.5) to the extent not otherwise applicable to such Lender with respect to its Loans prior to such transfer.

11.15	Confidentiality.

(a)           Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of all Confidential Information, except that Confidential Information may be disclosed (i) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors in connection with the performance of their duties relating to the Credit Parties and the Loan Documents (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information), (ii) to any direct contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.15, (iii) to the extent requested by any regulatory authority, (iv) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (v) to any other party to this Agreement, (vi) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, or (viii) with the consent of the Borrower; provided that with respect to clauses (iii) and (iv) above, (A) to the extent permitted by applicable law and to the extent the Administrative Agent will not, in its reasonable judgment, incur legal liability for doing so, the Administrative Agent shall provide the applicable Credit Party with written notice of the request for disclosure, (B) to the extent permitted by applicable law and at the expense of the Credit Parties, the Administrative Agent will cooperate with the Credit Parties’ reasonable efforts to obtain a protective order or similar confidentiality treatment; and (C) the Administrative Agent shall disclose only that portion of the Confidential Information that it determines in its good faith judgment to be required to comply with such request or requirement.

(b)           As used in this Section, “Confidential Information” means all non-public information furnished by the Credit Parties.  For the avoidance of doubt, the following shall not constitute “Confidential Information”:  (i) any information which becomes generally available to the public without the breach by any Person of any obligation to the Credit Parties under this Agreement and (ii) any such non-public information which was otherwise available to the Administrative Agent, the LC Issuers or the Lenders on a non-confidential basis prior to being identified  by a Credit Party as confidential.

(c)           Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised at least the same degree of care to maintain the confidentiality of such Confidential Information as would be exercised by a prudent person, acting reasonably and responsibly.  The Borrower hereby agrees that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve the Borrower, or any other Credit Party, of any of their obligations under this Agreement or any of the other Loan Documents.

11.16	Limitations on Liability of the LC Issuers.

The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit.  Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit.  except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence or failure to follow the standards of care specified in the UCC or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

11.17	General Limitation of Liability.

No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender, or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith, and each party hereto, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.  Holdings and the Borrower agree to cause each of their Subsidiaries to comply with the provisions of this Section 11.17.

11.18	Lenders and Agent Not Fiduciary to Borrower, etc.

The relationship among the Credit Parties and their Subsidiaries, on the one hand, and the Administrative Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Credit Parties and their Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

11.19	Survival of Representations and Warranties.

All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf.

11.20	Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11.21	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

11.22	Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

11.23	Judgment Currency.

If the Administrative Agent, on behalf of the Lenders, obtains a judgment or judgments against any Credit Party in a Designated Foreign Currency, any Dollar denominated obligations of the Borrower in respect of any sum adjudged to be due to the Administrative Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of the Judgment Amount in the Designated Foreign Currency, the Administrative Agent, in accordance with normal banking procedures, may purchase Dollars with the Judgment Amount in such Designated Foreign Currency.  If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of the Borrower to pay the sum originally due hereunder or under the Notes when it was originally due hereunder or under the Notes) was originally due and owing (the “Original Due Date”) to the Administrative Agent or the Lenders hereunder or under the Notes (the “Loss”), the Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, the Administrative Agent or such Lender agrees to remit such excess to the Borrower.

11.24	USA Patriot Act.

Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify the Credit Parties in accordance with the USA Patriot Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ROLLER BEARING COMPANY OF AMERICA, INC., as Borrower

By:	/s/Daniel A. Bergeron
Name: Daniel A. Bergeron
Title: Vice President, CFO

RBC BEARINGS INCORPORATED, as Holdings

By:	/s/Daniel A. Bergeron
Name: Daniel A. Bergeron
Title: Vice President, CFO

Signature Page to RBC Bearings
Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, the Swing Line Lender, a Lender and an LC Issuer

By:	/s/ D Scott Farquhar
Name: D Scott Farquhar
Title: Vice President

J.P. MORGAN SECURITIES LLC,
as Co-Lead Arranger and Joint Book Runner

By:	/s/ T. David Short
Name: T. David Short
Title: Vice President

Address:

2 Corporate Drive, Suite 730
Shelton, CT 06484
Attention: Scott Farquhar
Facsimile: (203) 944-8495
Email: Scott.Farquhar@chase.com

 [Signature pages of other Lenders follow.]

Signature Page to RBC Bearings
Credit Agreement

KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent, Co-Lead Arranger, Joint Book Runner and a Lender

By:	/s/Suzannah Harris
Name: Suzannah Harris
Title: Vice President

Address:

127 Public Square
Cleveland, OH 44114
Attention: Suzannah Harris
Facsimile: (216) 689-4649
Email: Suzannah_Harris@KeyBank.com

Signature Page to RBC Bearings
Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Jason Guerra
Name: Jason Guerra
Title: Vice President

Signature Page to RBC Bearings
Credit Agreement

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Neel Morey
Name: Neel Morey
Title: Vice President

Signature Page to RBC Bearings
Credit Agreement

RBS CITIZENS,
as a Lender

By:	/s/ Thomas F. McNamara
Name: Thomas F. McNamara
Title: Senior Vice President

Signature Page to RBC Bearings
Credit Agreement

FIFTH THIRD BANK,
as a Lender

By:	/s/ Valerie Schanzer
Name: Valerie Schanzer
Title: Vice President

Signature Page to RBC Bearings
Credit Agreement

Schedule 1

Lenders and Revolving Commitments

Lender	Revolving Commitment	Revolving Facility Percentage
JPMorgan Chase Bank, N.A.	$32,500,000	21.67%
KeyBank National Association	$32,500,000	21.67%
Bank of America, N.A.	$27,500,000	18.33%
Well Fargo Bank, N.A.	$27,500,000	18.33%
RBS Citizens, National Association	$20,000,000	13.33%
Fifth Third Bank	$10,000,000	6.67%

Total:	$150,000,000.00	100%